UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

EVERCORE PARTNERS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EVERCORE PARTNERS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 8, 2010

The annual meeting of stockholders of Evercore Partners Inc. will be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on June 8, 2010, at 9:00 a.m., local time, for the following purposes:

•	to elect the eight director nominees identified in the accompanying proxy statement;

•	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2010; and

•	to transact such other business as may properly come before our annual meeting or any adjournments or postponements of that meeting.

Our Board of Directors has fixed the close of business on April 12, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at our annual meeting and any adjournments or postponements of that meeting.

To be sure that your shares are properly represented at our annual meeting, whether you attend or not, please follow the voting instructions set forth on your proxy card. If your shares are held in the name of a bank, broker or other holder of record, their procedures should be described on the voting form they send to you.

If you plan to attend the annual meeting in person, you will need to bring the admission ticket attached to your proxy card and photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date and photo identification. See “What do I need to do if I want to attend the annual meeting” on page 4 of the proxy statement.

Along with the attached proxy statement for our annual meeting, we are enclosing our 2009 Annual Report to Stockholders, which includes our financial statements.

BY ORDER OF THE BOARD OF DIRECTORS

Adam B. Frankel

Secretary

April 26, 2010

EVERCORE PARTNERS INC.

55 East 52nd Street

38th Floor

New York, New York 10055

PROXY STATEMENT

Our Board of Directors, which we refer to in these materials as our “Board,” is soliciting proxies to be voted at the annual meeting of stockholders to be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on June 8, 2010 at 9:00 a.m., local time, and at any adjournments or postponements of the annual meeting.

This proxy statement and the enclosed proxy card or voting instruction card are first being mailed to you and other stockholders on or about April 26, 2010.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2010: The Notice of Annual Meeting, Proxy Statement and 2009 Annual Report to Stockholders are also available on www.proxyvote.com

GENERAL INFORMATION

Why am I receiving this proxy statement?

Our Board is soliciting proxies for our annual meeting, and we will bear the cost of this solicitation. You are receiving a proxy statement because you owned shares of our Class A common stock and/or our Class B common stock as of the close of business on April 12, 2010. Your ownership of shares on that date entitles you to vote at our annual meeting. By using the attached proxy card or voting instruction card, you are able to vote whether or not you attend our annual meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision when you do vote.

What will I be voting on?

You will be voting:

•	to elect the eight director nominees identified in this proxy statement;

•	to ratify the selection of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for 2010; and

•	to transact such other business as may properly come before our annual meeting or any adjournments or postponements of the meeting.

What are the Board’s recommendations?

Our Board recommends a vote for the election of each of Roger C. Altman, Pedro Aspe, Richard I. Beattie, Francois de Saint Phalle, Gail B. Harris, Curt Hessler, Anthony N. Pritzker and Ralph L. Schlosstein to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified and a vote for the ratification of Deloitte & Touche to serve as our independent registered public accounting firm for 2010.

How do I vote?

You can vote either in person at our annual meeting or by proxy without attending our annual meeting. To vote by proxy you may vote by telephone, on the Internet or through the mail by following the instructions set forth on your proxy card. We urge you to vote by proxy even if you plan to attend our annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the annual meeting. If you attend the annual meeting in person, you may vote at the meeting and your proxy will not be counted.

If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner or street name holder?

If your shares are registered directly in your name with our transfer agent, BNY Mellon, you are considered, with respect to those shares, the “stockholder of record.” We have sent the notice of annual meeting, proxy statement, annual report to stockholders, which we refer to in these proxy materials as our “Annual Report,” and proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The notice of annual meeting, proxy statement,

Annual Report and a voting instruction card have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

How many votes must be present to hold the meeting?

The holders of a majority in voting power of the Class A common stock and Class B common stock issued and outstanding and entitled to vote at the meeting must be present in person or by proxy to hold our annual meeting.

Can I change my vote?

Yes. At any time before your proxy is voted you may change your vote by:

•	revoking it by written notice to our Corporate Secretary at Evercore Partners Inc., 55 East 52nd Street, 38th Floor, New York, New York 10055;

•	delivering a later-dated proxy; or

•	voting in person at our annual meeting.

If your shares are held in street name, please refer to the information forwarded to you by your bank, broker or other holder of record for procedures on revoking or changing your vote.

How many votes do I have?

If you are a holder of our Class A common stock, then you are entitled to one vote at our annual meeting for each share of our Class A common stock that you held as of the close of business on April 12, 2010.

If you are a holder of our Class B common stock, then you are entitled to a number of votes at our annual meeting equal to the total number of vested and unvested Evercore LP units you held as of the close of business on April 12, 2010.

If you hold restricted stock units, you will not be entitled to vote the shares underlying such restricted stock units until you actually receive delivery of the shares of Class A common stock underlying such units.

All matters on the agenda for our annual meeting will be voted on by the holders of our Class A common stock and Class B common stock, voting together as a single class.

As of April 12, 2010, the record date for our annual meeting of stockholders, we had 17,076,800 shares of Class A common stock outstanding and 55 shares of Class B common stock outstanding that will carry an aggregate of 16,890,710 votes (i.e., an aggregate number of votes that is equal to the number of vested and unvested Evercore LP units outstanding on such date, excluding Class B-4 units and units held by Evercore Partners Inc., which we refer to in these proxy materials as “we,” “us,” “our,” “Evercore” or the “Company”).

How many votes are required for the proposals to pass?

Directors are elected by a plurality vote, which means that the eight director nominees with the greatest number of votes cast, even if less than a majority, will be elected. The ratification of the selection of Deloitte & Touche as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast.

What if I decide to abstain or withhold my vote?

Abstentions and withheld votes will count as shares present for determining if a quorum is present at the annual meeting. Withheld votes have no effect on the election of directors since directors are elected by a plurality vote cast by holders present in person or represented by proxy and entitled to vote. Regarding the selection of Deloitte & Touche as our independent registered public accounting firm for 2010 or other matters that may properly come before the meeting, abstentions will have the same effect as a vote against the proposal since these matters require the affirmative vote of a majority of the votes cast.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy card and voting instruction card. If no specific instructions are given, proxy cards and voting instruction cards which are signed and returned will be voted FOR the election of each of the director nominees listed herein and FOR the ratification of Deloitte & Touche as our independent registered public accounting firm for 2010, and the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to other matters in accordance with their judgment.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return, or follow the voting instructions on, each proxy card you receive.

What if I don’t return my proxy card or voting instruction card and don’t attend our annual meeting?

If you are the stockholder of record (that is, your shares are registered in your own name with our transfer agent) and you don’t vote your shares, your shares will not be voted. If your shares are held in street name, and you don’t give your bank, broker or other holder of record specific voting instructions for your shares, under rules of the New York Stock Exchange (“NYSE”), we believe that your recordholder can vote your shares FOR the ratification of Deloitte & Touche as our independent registered public accounting firm for 2010. For certain other proposals, including the election of directors, if you don’t give your recordholder specific instructions and your recordholder does not have discretionary authority to vote your shares, the votes will be categorized as “broker non-votes.” Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold our annual meeting; however, a broker non-vote will have the effect of a no vote on proposals that require a specified percentage of the outstanding stock for approval and will have no effect on proposals that require either a plurality or a specified percentage of votes cast at such meeting for approval.

What happens if a nominee for director declines or is unable to accept election?

If you vote by following the instructions set forth on the proxy card or voting instruction card, and if unforeseen circumstances make it necessary for our Board to substitute another person for a nominee, the proxies named in the proxy card or voting instruction card will vote your shares for that other person.

Will any one contact me regarding this vote?

In addition to solicitation by mail, proxies may be solicited by our directors, officers or employees in person, by telephone or by other means of communication, for which no additional compensation will be paid.

Will the annual meeting be webcast?

Our annual meeting will not be webcast.

What do I need to do if I want to attend the annual meeting?

All holders of Class A common stock and Class B common stock, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holders of record, are invited to attend the annual meeting. Stockholders of record can vote in person at the annual meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the annual meeting. If you plan to attend the annual meeting, please bring the admission ticket attached to your proxy card and photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date, which is April 12, 2010. Failure to bring such a letter may delay your ability to attend or prevent you from attending the meeting. A number of stockholders may wish to speak at the meeting. The Board appreciates the opportunity to hear the views of stockholders. In fairness to all stockholders and participants at the meeting, and in the interest of an orderly and constructive meeting, rules of conduct will be enforced. Copies of these rules will be available at the meeting. Only stockholders or their valid proxy holders may address the meeting. Depending on the number of stockholders who wish to speak, we cannot ensure that every stockholder who wishes to speak will be able to do so for as long as they might want to hold the floor.

Only proposals that meet the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 or our Bylaws will be eligible for consideration at the meeting. This year there are no proposals that meet the criteria. Therefore, proposals raised at the meeting that are not identified in this proxy statement will not be considered during the annual meeting. Stockholders may submit proposals and other matters for consideration at the 2011 Annual Meeting as described in “STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING.”

The annual meeting will be held at Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017. If you wish to obtain directions to attend the meeting in person, you may send an e-mail to: investorrelations@evercore.com or call (212) 857-3100.

Is a list of stockholders available?

The names of stockholders of record entitled to vote at the annual meeting will be available to stockholders at least 10 days prior to our annual meeting at our principal executive offices located at 55 East 52nd Street, 38th floor, New York, New York 10055 during normal business hours, and at the annual meeting.

How do I find out the voting results?

Preliminary voting results will be announced at the annual meeting, and final voting results will be published in a Current Report on Form 8-K within four business days following the annual meeting.

When is our fiscal year?

Our fiscal year ends on December 31st of each year. Our 2009 fiscal year was from January 1, 2009 through December 31, 2009. Our 2010 fiscal year will be from January 1, 2010 through December 31, 2010. When we use the term “2009” in these proxy materials, we are referring to our 2009 fiscal year.

What is the address of our principal executive offices?

Our principal executive offices are located at 55 East 52nd Street, 38th floor, New York, New York 10055.

ANNUAL REPORT

Will I receive a copy of the Annual Report?

We have enclosed our Annual Report with this proxy statement. The Annual Report includes our audited financial statements, along with other financial information about us, which we urge you to read carefully.

How can I receive a copy of the Form 10-K?

You can obtain, free of charge, a copy of our Form 10-K by:

•	accessing our Internet site at www.evercore.com and clicking on the “Investor Relations” link;

•	writing to Investor Relations at Evercore Partners Inc., 55 East 52nd Street, 38th floor, New York, New York 10055;

•	telephoning us at: (212) 857-3100; or

•	sending an email request to investorrelations@evercore.com.

You can also obtain a copy of our Form 10-K and other periodic filings that we make with the Securities and Exchange Commission, or SEC, from the SEC’s EDGAR database at www.sec.gov.

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation provides that our Board will consist of that number of directors determined from time to time by our Board. Acting upon the recommendation of its Nominating and Corporate Governance Committee, our Board has nominated eight persons identified herein for election as directors, to hold office until the next annual meeting of stockholders and the election and qualification of their successors.

Nominees

Set forth below are the names of the nominees for election as our directors; their ages and principal occupations as of April 12, 2010; and their biographical information.

Name	Age	Position
Roger C. Altman	64	Executive Chairman and Co-Chairman of the Board
Pedro Aspe	60	Co-Chairman of the Board
Richard I. Beattie	71	Director
Francois de Saint Phalle	64	Director
Gail B. Harris	57	Director
Curt Hessler	66	Director
Anthony N. Pritzker	49	Director
Ralph L. Schlosstein	59	Chief Executive Officer, President and Director

Roger C. Altman co-founded Evercore Partners in 1996 and served as our Chief Executive Officer until May 22, 2009. Since May 22, 2009, Mr. Altman has served as our Executive Chairman. Mr. Altman began his investment banking career at Lehman Brothers and became a general partner of that firm in 1974. Beginning in 1977, he served as Assistant Secretary of the U.S. Treasury for four years. He then returned to Lehman Brothers, later becoming co-head of overall investment banking, a member of the firm’s management committee and its board. He remained in those positions until the firm was sold to Shearson/American Express. In 1987, Mr. Altman joined The Blackstone Group as vice chairman, head of its merger and acquisition advisory business and a member of its investment committee. Mr. Altman also had primary responsibility for Blackstone’s international business. Beginning in January 1993, Mr. Altman returned to Washington to serve as Deputy Secretary of the U.S. Treasury for two years.

Mr. Altman is a trustee of New York-Presbyterian Hospital, serving on its investment committee, and also is vice chairman of the board of The American Museum of Natural History. He also serves as co-chairman of New Visions for Public Schools. He is a member of the Council on Foreign Relations and a director of Conservation International. He received an A.B. from Georgetown University and an M.B.A. from the University of Chicago.

Pedro Aspe founded Protego Asesores S. de R.L. (“Protego”) in 1996, and serves as Protego’s chairman of the board of directors and chief executive officer. Protego’s activities include financial advisory services, private equity investment management and through its subsidiary Protego Casa de Bolsa, S. A. de C. V., investment and risk management advice, trade execution and custody services for client assets. Since 1995 Mr. Aspe has been a professor at the Instituto Tecnológico Autónomo de México located in Mexico City. Mr. Aspe has held a number of positions with the Mexican government and was most recently the Minister of Finance and Public Credit of Mexico from 1988 through 1994.

Mr. Aspe was elected as one of our directors in connection with our acquisition of Protego. Mr. Aspe is a principal, member of the investment committee and chairman of the advisory board of Discovery Americas I L.P. (the “Discovery Fund”) and Evercore Mexico Capital Partners II, L.P. (“EMP II”). Mr. Aspe serves as a director of a number of companies, including Televisa S.A. de C.V.

and the McGraw Hill Companies. Mr. Aspe also currently serves as chairman of the board of Concesionaria Vuela Compañia de Aviación and Controladora Vuela Compañia de Aviación (Volaris), and a member of the advisory board of Marvin & Palmer and of MG Capital, in Monterrey, Mexico.

Mr. Aspe is a member of the board of trustees of the Carnegie Corporation, the Advisory Board of Stanford University’s Institute of International Studies and the visiting committee of the Department of Economics of the Massachusetts Institute of Technology. Mr. Aspe received a B.A. in Economics from Instituto Tecnológico Autónomo de México and a Ph.D. in Economics from the Massachusetts Institute of Technology.

Richard I. Beattie is Chairman of the law firm Simpson Thacher & Bartlett LLP (“STB”), a position he has held since 2004. Mr. Beattie has been a partner of STB since 1977 and had served as Chairman of the Executive Committee of STB from 1991 to 2004. Mr. Beattie specializes in counseling boards of directors and non-management directors on governance issues, investigations and litigation involving corporate officers and other crisis situations. He also specializes in mergers and acquisitions and leveraged buyouts. Mr. Beattie also has a distinguished record of public service, including serving as General Counsel of the Department of Health, Education and Welfare during President Carter’s administration and as a Senior Advisor to the Secretary of State for Reorganization Issues in 1997 during President Clinton’s administration. From 1995 to 1997, Mr. Beattie served as President Clinton’s Emissary for Cyprus. He is a member of the board of directors of Harley-Davidson, Inc. and Heidrick & Struggles and serves on the nominating and governance committees of each board.

Mr. Beattie is also a member of the board of directors of the Carnegie Corporation and the National Women’s Law Center, as well as a member of The Council on Foreign Relations and Vice Chairman of the board of overseers and managers of Memorial Sloan-Kettering Cancer Center and Chairman of the board of managers of Memorial Hospital for Cancer and Allied Diseases. Mr. Beattie is also co-chairman of the board and founder of New Visions for Public Schools, a not-for-profit organization that develops and implements programs to affect system-wide improvements in public education in New York City. Mr. Beattie joined STB in 1968 after graduating from the University of Pennsylvania Law School. Prior to law school, he served four years in the Marine Corps as a jet pilot after graduating from Dartmouth College in 1961.

Francois de Saint Phalle has been a private equity investor, financial advisor and investment banker for more than thirty-five years. Mr. de Saint Phalle has been a private investor since 2000 and was a consultant for Evercore from 2000 to 2002. From 1989 to 2000 he was chief operating officer and vice chairman of Dillon, Read & Co. Inc. before it was merged into UBS. In this capacity he was responsible for the oversight of the firm’s capital commitments in debt and equity markets. Previously, Mr. de Saint Phalle worked for 21 years at Lehman Brothers. He was named a general partner of the firm in 1976 and at various points he managed the Corporate Syndicate Department, the Equity Division and co-headed the Corporate Finance Department. From 1985 to 1989 he served as chairman of Lehman International, with a primary responsibility for developing a coordinated international finance strategy with American Express which had acquired Lehman in 1984. He was named to Lehman’s operating and compensation committees in 1980. Mr. de Saint Phalle is also a director of BlackRock Kelso Capital Corporation and serves on its audit and governance committees.

Mr. de Saint Phalle is a member emeritus of the board of visitors of Columbia College. He received his B.A. from Columbia College.

Gail B. Harris was a partner at STB from 1984 to 1998, specializing in corporate and securities law, with an emphasis on media companies and joint ventures, and is currently Of Counsel to the firm. While at STB, Ms. Harris also represented underwriters in public debt and equity transactions and in the development of new financial products. Ms. Harris is a director of CIGNA Life Insurance Company of New York and chair of the outside directors committee. Additionally, Ms. Harris is an adjunct professor of law at Ohio State University of Moritz College of Law, where she participates in their Distinguished Practitioners in Residence Program in Business Law. She is also the president of the board of directors of New York Cares, a leading non-profit organization providing volunteer services in New York City.

Ms. Harris serves on the dean’s advisory council of Stanford Law School and the Stanford Law School Campaign steering committee. She was formerly a member of the executive committee of the Stanford Law School board of visitors and is a former chair of the National Law Fund of Stanford Law School. Ms. Harris received a B.A. with distinction from Stanford University and a J.D. from Stanford Law School.

Curt Hessler has been an adjunct professor at the UCLA School of Law since 2003. Mr. Hessler has held various CEO and board-level leadership positions in media and information technology companies. In 1998, Mr. Hessler founded 101 Communications LLC, an information technology media company, as CEO and served as the company’s chairman until its sale in 2006. From 1985 to 1991, he was vice-chairman and chief financial officer of Unisys Corporation; from 1991 to 1995, he was executive vice president of Times Mirror Company; he was chairman of I-net. Inc. during 1996; and he was president of Quarterdeck Corporation in 1997 and 1998. From 1981 to 1983, Mr. Hessler practiced law as a partner at Paul Weiss Rifkind Wharton & Garrison. From 1976 to 1981, Mr. Hessler served as the U.S. Assistant Secretary of the Treasury for Economic Policy, executive director of President’s Economic Group, and associate director of OMB. He clerked for Judge J. Skelly Wright of the U.S. Court of Appeals in D.C. from 1973 to 1974 and then clerked for Justice Potter Stewart of the U.S. Supreme Court from 1974 to 1975. Mr. Hessler is currently a director of Learning Tree International, Inc. and serves on its compensation and governance committees.

Mr. Hessler received a B.A. from Harvard College, a J.D. from Yale Law School and an M.A. from the University of California at Berkeley. He was also a Rhodes Scholar of Balliol College at Oxford.

Anthony N. Pritzker is a co-founder of The Pritzker Group, a private investment firm representing Pritzker family interests which partners with management teams in leveraged buyouts, acquisitions and recapitalizations of middle-market companies across a broad range of manufacturing, distribution and service industry sectors, where he has served as managing partner since January 2004. He has also served as chairman of Am-Safe, Inc. since September 2004. Mr. Pritzker has over twenty years experience leading middle-market manufacturing and distribution companies. From 2000 to 2004 he served as president of Baker Tanks, a leading tank and pump equipment rental company. In 1998, he was appointed by the Marmon Group to oversee Stainless Industrial Companies, a portfolio of several industrial manufacturing companies. Mr. Pritzker served as president of Stainless Industrial Companies from January 1998 to December 2005. From 1996 to 1998 he served as the regional vice president of operations in Asia for Getz Bros. & Co. Prior to 1996, Mr. Pritzker was a group executive at the Marmon Group and directed operations at Arzo, MD Tech, Micro-Aire, Oshkosh Door and Fenestra.

Mr. Pritzker is a trustee of Cal Arts, serves as a director for Heal The Bay and is a member of the Dartmouth board of overseers. Mr. Pritzker graduated with a B.A. from Dartmouth College and an M.B.A. from the University of Chicago.

Ralph L. Schlosstein has served as our CEO and President since May 22, 2009, and prior to joining Evercore, was the CEO of HighView Investment Group, an alternative investment management firm. Prior to forming HighView in 2008, Mr. Schlosstein was for almost twenty years the President of BlackRock Inc. (“BlackRock”), a publicly traded asset management firm. Mr. Schlosstein co-founded BlackRock in 1988, was a director, chaired BlackRock’s management committee, and served on its executive committee and its investment committee. Prior to founding BlackRock in 1988, Mr. Schlosstein was a managing director in Investment Banking at Lehman Brothers. While at Lehman, Mr. Schlosstein started the firm’s interest rate swap business and led its Mortgage and Savings Institutions Group. From 1977 to 1981, Mr. Schlosstein worked for the Federal government. Initially, he was deputy to the assistant secretary of the Treasury Department. In mid-1977, he became associate director of The White House Domestic Policy Staff where he was responsible for advising President Carter on urban policy, economic development and housing issues, as well as the Chrysler loan guarantee program. From 1974 to 1977, Mr. Schlosstein was an economist for the Congressional Joint Economic Committee.

Mr. Schlosstein is a member of the visiting board of overseers of the John F. Kennedy School of Government at Harvard University, a trustee of the American Museum of Natural History, and a director of New

Visions for Public Schools and The Public Theater in New York City. Previously, Mr. Schlosstein was a director of Pulte Corporation, the nation’s largest homebuilder, a trustee of Denison University, a trustee of Trinity School in New York City and a member of Fannie Mae’s Advisory Council. He earned a BA degree, in economics, cum laude, from Denison University in 1972, and completed his coursework for a Masters of Public Policy from the Graduate School of Public and International Affairs at the University of Pittsburgh.

Qualifications of Nominees Considered by the Board

When considering whether director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each of the directors’ individual biographies set forth above. In particular, with regard to Mr. Altman, the Board considered his position as a founder, his extensive knowledge of our industry and his investment banking and government experience prior to founding Evercore. With regard to Mr. Aspe, the Board considered his experience as a founder of Protego, a business that was and is involved in similar business lines as our U.S. operations, along with Mr. Aspe’s reputation and stature in Mexico, Latin America generally and the United States due to his senior level government experience and board experience with major multi-national corporations. With regard to Mr. Beattie, the Board considered his legal experience counseling boards on governance issues, his experience advising multi-national companies on a wide range of business transactions and his experience serving on other boards. With regard to Mr. de Saint Phalle, the Board considered his extensive experience as a private equity investor, financial advisor and investment banker for more than thirty-five years and his experience with financial and accounting matters. With regard to Ms. Harris, the Board considered her legal experience representing investment banks and multi-national companies on a wide range of business transactions, corporate governance matters, and evaluating and forming complex legal structures and arrangements with respect to acquisitions, joint ventures and mergers and her director experience. With regard to Mr. Hessler, the Board considered his experience in executive level management at companies with complex multi-national operations, including service with multiple public companies, his board experience, his legal experience and his experience in government affairs, including having previously served as the U.S. Assistant Secretary of the Treasury for Economic Policy and as executive director of the President’s Economic Group. With regard to Mr. Pritzker, the Board considered his extensive investment and management experience, having over 20 years of experience leading middle-market manufacturing and distribution companies. With regard to Mr. Schlosstein, the Board considered his service as our CEO and President and his investment and financial management experience, including his service as the co-founder of BlackRock.

All directors were first elected in August 2006, except for Mr. Altman, who was elected in 2005, Mr. Schlosstein who was appointed in 2009 and Mr. Beattie who was appointed in February 2010. Mr. Beattie was recommended for a position on our Board by certain of our non-management directors.

To find additional information on these directors, see “RELATED PERSON TRANSACTIONS AND OTHER INFORMATION.” Our Board recommends the election of each of Roger C. Altman, Pedro Aspe, Richard I. Beattie, Francois de Saint Phalle, Gail B. Harris, Curt Hessler, Anthony N. Pritzker and Ralph L. Schlosstein, each of whom has also been nominated by our Board’s Nominating and Corporate Governance Committee, which is comprised exclusively of independent directors.

Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, the proxies named in the enclosed proxy card will be voted FOR the election of Messrs. Altman, Aspe, Beattie, de Saint Phalle, Hessler, Pritzker, Schlosstein and Ms. Harris. Our Board does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the annual meeting, the persons named as proxies in the enclosed proxy card reserve the right to vote for such substitute nominee or nominees as they, in their discretion, may determine.

EXECUTIVE OFFICERS

Set forth below are biographical summaries of our executive officers as of April 12, 2010.

See “ELECTION OF DIRECTORS” above for information about Messrs. Altman, Aspe and Schlosstein.

Adam B. Frankel (42), General Counsel, is responsible for our legal and compliance functions. Prior to joining us in July 2006, Mr. Frankel was senior vice president, general counsel and corporate secretary of Genesee & Wyoming Inc. from 2003 to 2006, a leading owner and operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. Mr. Frankel was also responsible for matters related to human resources and government affairs. Prior to that, Mr. Frankel worked from 1999 until 2003 as a corporate and transactions attorney in the office of the general counsel at Ford Motor Company. From 1995 until 1999, Mr. Frankel was an associate at STB in London and New York.

Mr. Frankel was a member of the board of directors at Picis, Inc and the board’s compensation and audit committees from 2006 to 2009. Picis, Inc. is an established provider of innovative health care information technology solutions focused on the delivery of patient care in the high acuity areas of the hospital. Mr. Frankel is a member of the Board of Visitors of Stanford Law School. He has a B.A. from Brown University and a J.D. from Stanford Law School.

Eduardo Mestre (61), Co-Vice Chairman, is responsible for our corporate advisory business in the United States. From 2001 to 2004, Mr. Mestre served as chairman of Citigroup’s global investment bank. From 1995 to 2001, he served as head of investment banking and, prior to that, as co-head of mergers and acquisitions at Salomon Smith Barney. As head of investment banking, Mr. Mestre led Salomon’s business integration efforts arising from the various mergers that led to the creation of Citigroup. Prior to joining Salomon in 1977, Mr. Mestre practiced law at Cleary Gottlieb Steen & Hamilton LLP.

Mr. Mestre is a member of the board of directors of Avis Budget Group, Inc, is a past chairman of the board of WNYC, and is chairman of the board of Cold Spring Harbor Laboratory. Mr. Mestre has a B.A. from Yale University and a J.D. from Harvard Law School.

Bernard J. Taylor (53), Co-Vice Chairman is responsible for our business in Europe. Mr. Taylor was previously chief executive of Braveheart Financial Services Limited (“Braveheart” subsequently named Evercore Partners Limited, which we refer to in these proxy materials as “Evercore Europe”), which was acquired by us in December 2006. In 1999, Mr. Taylor was joint chief executive of global investment banking (corporate advisory, securities, banking and capital markets worldwide) and deputy chairman and chief executive of Robert Fleming & Co. Limited. On the acquisition of Fleming by Chase Manhattan, Mr. Taylor became responsible for the investment banking activities of the expanded Chase Manhattan Bank in Europe, Middle East and Africa as vice chairman and a member of the Chase Global Management Committee in New York. Following the acquisition of JPMorgan by Chase, Mr. Taylor remained a vice chairman of JPMorgan Investment Banking (Europe) until March 2006, when he joined Braveheart.

Mr. Taylor is a member of the Council of Oxford University and is chairman of the audit and scrutiny committee of the university, a fellow of the Royal Society of Chemistry, Royal Commissioner on the Commission of 1851, chairman of ISIS Innovation Limited and a non-executive director of Oxford Instruments Group plc. He was educated at Cheltenham College and St. Johns College, Oxford University.

Robert B. Walsh (53), Chief Financial Officer, is responsible for our financial, tax, human resources, information technology and facilities functions and certain similar functions for our private equity funds. Mr. Walsh was appointed Chief Financial Officer in June of 2007. Prior to joining us, Mr. Walsh was a senior partner at Deloitte & Touche, our independent registered public accounting firm, where he had been employed for the previous 27 years. At Deloitte & Touche, Mr. Walsh was responsible for managing Deloitte’s relationship with a variety of leading financial services industry clients, including Morgan Stanley, The Blackstone Group and Cantor Fitzgerald. At Deloitte & Touche, Mr. Walsh served as deputy managing partner and was directly responsible for managing its national advisory services businesses. At Deloitte & Touche, Mr. Walsh did not have any responsibility for our account. Mr. Walsh received a Bachelor of Science degree from Villanova University. Mr. Walsh currently serves on the board of directors of New York Cares and IFA Insurance Company, a privately held property-casualty insurer.

Each of our executive officers serves at the discretion of our Board without specified terms of office.

Effective November 5, 2009, William O. Hiltz ceased to serve as an executive officer of ours due to his focus exclusively on our advisory business.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish to us copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our directors and officers in preparing and filing such reports with the SEC.

To our knowledge, based solely on the review of the reports filed by us on behalf of these individuals and written representations that no other reports were required, since January 1, 2009, all such Section 16(a) filing requirements were met except that Form 4s were filed late on behalf of the following persons: Mr. Hiltz, in connection with a transaction relating to the issuance of restricted stock units, or RSUs; Messrs. Altman, Aspe, Mestre, Pensa and Walsh in connection with two transactions each relating to the grant of dividend equivalents; Mr. Taylor in connection with a transaction relating to the transfer of securities directly held by Mr. Taylor to a trust for Mr. Taylor’s benefit; and Messrs. Altman, Aspe, Frankel, Mestre, Schlosstein and Walsh in connection with a transaction relating to the grant of RSUs.

RELATED PERSON TRANSACTIONS AND OTHER INFORMATION

Tax Receivable Agreement

Partnership units held by our Senior Managing Directors, or SMDs, in Evercore LP may be exchanged for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Evercore LP has made and intends to make an election under Section 754 of the Internal Revenue Code (the “Code”) effective for each taxable year in which an exchange of partnership units for shares occurs, which may result in an adjustment to the tax basis of the assets owned by Evercore LP at the time of an exchange of partnership units. The exchanges have resulted and may in the future result in increases in the tax basis of the tangible and intangible assets of Evercore LP that otherwise would not have been available. These increases in tax basis increased and in the future would increase (for tax purposes) amortization and, therefore, reduce the amount of tax that we would otherwise be required to pay.

We have entered into a tax receivable agreement with certain of our current and former SMDs who were partners prior to our initial public offering, which we refer to as our “IPO,” including Messrs. Altman, Aspe, Frankel, Hiltz and Mestre, that provides for the payment by us to an exchanging Evercore partner of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis. We expect to benefit from the remaining 15% of cash savings, if any, in tax benefits that we realize. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Evercore LP as a result of the exchanges and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on agreed payments remaining to be made under the agreement.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases of the tangible and intangible assets of Evercore LP attributable to our interest in Evercore LP during the expected term of the tax receivable agreement, the payments that we may make to such SMDs could be substantial. Although we are not aware of any issue that would cause the Internal Revenue Service to challenge a tax basis increase, we are not entitled to reimbursement for any payments previously made under the tax receivable agreement.

In May 2007, we completed a public offering for the sale of shares of Class A common stock for cash consideration of $27.95 per share (net of underwriting discounts). In conjunction with this public offering, SMDs (including certain of our executive officers) and certain related trusts exchanged 2,942,932 Evercore LP partnership units for shares of our Class A common stock on a one-for-one basis. Due to the exchange, certain SMDs became entitled to payments under the tax receivable agreement. The following table shows the amount paid to our executive officers pursuant to the tax receivable agreement in 2009:

Name	Tax Receivable Payments during 2009
Roger C. Altman	$314,860
Pedro Aspe	55,796
Eduardo Mestre	109,345
Adam B. Frankel	14,752
William O. Hiltz	114,633

2009 Follow-On Offering

In August 2009, we completed a public offering for the sale of 3,721,788 shares of Class A common stock for cash consideration of $19.0127 per share (net of underwriting discounts). We used all of the proceeds from this offering to purchase from certain holders a number of outstanding Evercore LP partnership units that was equal to the number of newly-issued shares of Class A common stock sold by us. In connection with the offering, we repurchased 579,643 partnership units from Mr. Altman and certain related trusts, 305,752 partnership units from Mr. Aspe and certain related trusts, 220,529 partnership units from Mr. Mestre, 32,475 partnership units from Mr. Frankel and 240,425 partnership units from Mr. Hiltz and certain related trusts, each for a per unit price equal to $19.0127. Due to the purchase of partnership units by us, certain SMDs became entitled to additional payments under the tax receivable agreement in subsequent years. Assuming no material changes in the relevant tax law, and that we earn sufficient taxable income to realize the full tax benefit of the increased amortization of our assets, we expect that future payments under the tax receivable agreement relating to these purchases to aggregate approximately $28.7 million and which will approximate $1.9 million per year over the next 15 years.

Registration Rights Agreement

We have entered into a registration rights agreement pursuant to which we may be required to register the sale of shares of our Class A common stock held by certain current and former SMDs, including Messrs. Altman, Aspe, Frankel, Hiltz and Mestre upon exchange of partnership units of Evercore LP held by such SMDs. Under the registration rights agreement, such SMDs have the right to request us to register the sale of their shares of Class A common stock and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, such SMDs will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by other SMDs or initiated by us.

Relationship with Private Equity Funds

Evercore LP, through its subsidiaries, is a non-managing member of the general partner of the Evercore Capital Partners II private equity fund (“ECPII”), a limited partner of the general partner of the Discovery Fund and the general partner of EMP II. Evercore LP, through its subsidiaries, is entitled to receive the following distributions from its private equity funds: (1) 0% to 10% (depending on the particular fund investment) of the carried interest realized from the Discovery Fund, (2) 50% of the carried interest realized from EMP II, and (3) gains (or losses) on investments made by each of the funds based on the amount of capital in that fund which is contributed to, or subsequently funded by, us. The respective general partners of the Discovery Fund and EMP II make investment decisions and are entitled to receive carried interest, investment income and gains and losses on investments in the funds. For EMP II, we include as consolidated revenue all realized and unrealized carried interest earned by the general partner of EMP II, although a portion of the carried interest is allocated to employees, including Mr. Aspe, and such amounts are recorded as compensation expense. For 2009, there was no carried interest earned by the general partner of EMP II or paid to Mr. Aspe.

Several of our current and former SMDs, including Messrs. Altman, Mestre and Hiltz, are members of the general partner of ECP II. Mr. Aspe is a member of the general partner of the Discovery Fund and the general partner of EMP II. The partnership agreements governing Evercore Capital Partners I L.P. and its affiliated entities, ECP II, Evercore Venture Partners L.P. and its affiliated entities, Discovery Fund and EMP II, which we collectively refer to as our “Private Equity Funds,” provide for the payment by the limited partners of each fund of certain expenses incurred by the general partners of the funds and for the indemnification of the general partner, its affiliates and their employees under certain circumstances. As of December 31, 2009, we had an aggregate of approximately $13.2 million of investments in and an aggregate of approximately $8.3 million of unfunded commitments to ECP II, the Discovery Fund and EMP II. Certain employees and current and former SMDs, including Messrs. Altman and Hiltz, have also invested their own capital in side-by-side investments with our Private Equity Funds. These interests in the general partner of our Private Equity Funds and the side-by side investments are not subject to management fees or carried interest. These investment opportunities have been available to our SMDs and to those of our employees whom we have determined to have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws.

The following table discloses the capital contributions made in cash by our executive officers and cash proceeds from dispositions received by our executive officers during the year specified (which includes carried interest, return of capital, dividends, interest and realized gains) in connection with our Private Equity Funds since 2007.

Name	Capital Contributions	Net Proceeds from Disposition
Altman
2009	$135,295	$152,173
2008	717,490	255,575
2007	1,002,937	871,388
Hiltz
2009	66,569	3,913
2008	139,317	39,141
Mestre
2009	165	16,177
2008	493	312,283
2007	972,965	342,736

See “COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS” for additional information about the carried interest received by our Named Executive Officers (as defined in that section).

Evercore LP Partnership Agreement

We operate our business through Evercore LP and its subsidiaries and affiliates. As the general partner of Evercore LP, we have unilateral control over all of the affairs and decision making of Evercore LP. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of Evercore LP and the day-to-day management of Evercore LP’s business. Furthermore, we cannot be removed as the general partner of Evercore LP without our approval.

Distributions

Pursuant to the partnership agreement of Evercore LP, we have the right to determine when distributions will be made to the partners of Evercore LP and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the partners of Evercore LP (1) in the case of a tax distribution (as described below), to the holders of partnership units in proportion to the amount of taxable income of Evercore LP allocated to such holder and (2) in the case of other distributions, pro rata in accordance with the percentages of their respective partnership units. We may, however, authorize a distribution to the partners of Evercore LP who hold vested and unvested units in accordance with the percentages of their respective vested and unvested partnership units in the event of an extraordinary dividend, refinancing, restructuring or similar transaction.

The holders of partnership units in Evercore LP, including us, will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Evercore LP. Net profits and net losses of Evercore LP will generally be allocated to its partners pro rata in accordance with the percentages of their respective partnership units. The partnership agreement will provide for cash distributions to the partners of Evercore LP if we determine that the taxable income of Evercore LP will give rise to taxable income for its partners. In accordance with the partnership agreement, we intend to cause Evercore LP to make cash distributions to the holders of partnership units of Evercore LP for purposes of funding their tax obligations in respect of the income of Evercore LP that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Evercore LP allocable to such holder of partnership units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

Vesting Provisions

As part of a larger overhaul of our equity arrangements to ensure better alignment between employee stockholders and other stockholders, we, along with all of our SMDs, amended the Second Amended and Restated Limited Partnership Agreement of Evercore LP (the “Partnership Agreement”) on July 27, 2009. One of the main changes was to remove the event-based vesting terms for unvested partnership units that were triggered if two of three of Messrs. Altman, Beutner or Aspe did not continue to be employed by, or to serve as a director of, the Company or our affiliates or if each of Messrs. Altman, Beutner or Aspe and certain associated entities ceased to beneficially own a specified percentage of their Evercore equity. Instead, we adopted more traditional time-based vesting provisions. Unvested partnership units will now vest ratably on December 31, 2011, 2012 and 2013, so long as the equity holder remains employed with us, Evercore LP or their affiliates on such dates. In addition, 100% of the unvested Evercore LP partnership units held by an SMD will vest upon our change in control or if such SMD dies or becomes disabled while in our employ. Our Equity Committee (as discussed and defined below) may also accelerate vesting of unvested partnership units at any time. Unvested Evercore LP partnership units that are forfeited will be: (a) reallocated on a pro-rata basis to other currently employed persons who were SMDs of Evercore (other than Mr. Altman) prior to our IPO, if such forfeited LP partnership units were held by an Evercore pre-IPO SMD, (b) reallocated on a pro-rata basis to other currently employed persons who were SMDs of Protego (other than Mr. Aspe) prior to the IPO, if such forfeited LP partnership units were held by a Protego pre-IPO SMD or (c) cancelled, in the event that there are no other eligible SMDs.

Transfer Restrictions

In conjunction with the decision to rationalize the partnership unit vesting provisions contained in the Partnership Agreement, the transfer restrictions were also amended. Previously, the Partnership Agreement provided that on August 10, 2011, holders of vested partnership units could transfer or exchange all such units, as long as they were still employed by us on such date (with the exception of Messrs. Altman and Aspe, who could transfer partnership units on such date regardless of their employment status). Concluding that the cliff transfer provision created an unhelpful market overhang and could have an unnecessarily negative impact of the value of the equity, the Partnership Agreement now provides that Evercore LP vested partnership units can be exchanged for shares of our Class A common stock in 20% increments on each of December 31, 2009, 2010, 2011, 2012 and 2013, as long as the holder is still employed by us on such dates (with the exception of Messrs. Altman and Aspe, who will be able to transfer partnership units on such dates regardless of their employment status). SMDs that participated in the 2009 Follow-On Offering were able to include in that offering all or a portion of vested Evercore LP partnership units that would have otherwise become freely transferrable on December 31, 2009.

Once the transfer restrictions lapse, holders of fully vested partnership units in Evercore LP (other than us) may exchange these partnership units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. At any time a share of Class A common stock is redeemed, repurchased, acquired, cancelled or terminated by us, one partnership unit registered in our name will automatically be cancelled by Evercore LP so that the number of partnership units we hold at all times equals the number of shares of our Class A common stock then outstanding.

Notwithstanding the restrictions on transfer and exchange of Evercore LP partnership units described above and in addition to any other permitted transfer, Mr. Altman may transfer to charities, and these charitable transferees may sell, up to an aggregate of $10 million of Evercore LP partnership units or Class A common stock without the approval of the Equity Committee. In addition, all SMDs are allowed to donate within any fiscal year up to 10% of the aggregate amount of their vested Evercore LP partnership units and vested but restricted shares of Class A common stock to charities, which can exchange, in the case of partnership units, such partnership units into freely tradable shares of Class A common stock or, in the case of restricted stock, have such restrictions removed and sell such shares of Class A common stock.

Equity Committee

The Partnership Agreement provides for an “Equity Committee,” which is currently comprised of Mr. Altman, Mr. Aspe and Mr. Schlosstein. If a member of the Equity Committee ceases to be associated with us, he will cease to be a member of the Equity Committee. All decisions made by the Equity Committee must be unanimous.

The Equity Committee may accelerate vesting of unvested Evercore LP partnership units in whole or in part at any time and may permit transfers or exchanges by holders who remain our employees. In addition, the Equity Committee may, from time to time in its sole discretion, permit transfers or exchanges of Evercore LP partnership units held by Mr. Altman, Mr. Aspe and Mr. Schlosstein. If the Equity Committee permits any employee to transfer or exchange Evercore LP partnership units, each employee will be entitled to participate ratably with one another in any such permitted disposition (i.e., each such holder shall be permitted to dispose of an equal proportion of his or her Evercore LP partnership units, provided such units have vested).

Dissolution

Evercore LP may be dissolved only upon the occurrence of certain unlikely events specified in the Partnership Agreement. Upon dissolution, Evercore LP will be liquidated and the proceeds from any liquidation shall be applied and distributed in the following order:

•	First, to pay the debts, liabilities and expenses of Evercore LP;

•	Second, as reserve cash for contingent liabilities of Evercore LP; and

•	Third, to distribute pro rata to all vested Class A and B partnership units.

Acquisition of Braveheart Financial Services Limited

On December 19, 2006, we completed the acquisition of all of the share capital of Braveheart, pursuant to the sale and purchase agreement, dated July 31, 2006, as amended by the closing agreement, dated December 19, 2006, in each case by and among us and the shareholders of Braveheart, including Bernard J. Taylor. In connection with the acquisition, we entered into a service agreement with Mr. Taylor. The service agreement provides that Mr. Taylor is entitled to customary benefits, welfare and retirement plans commensurate with his position and is entitled to the free use of a personal car and a driver for travel between home and office and other business matters. For 2009, we incurred £68,547 of costs and expenses in providing a car and a driver used by Mr. Taylor, and we contributed £156,000 into a U.K. tax qualified defined contribution plan for employees of Evercore Europe on Mr. Taylor’s behalf. In addition, pursuant to the service agreement, in the event an SMD of ours ceases to be employed and his or her equity in Evercore LP is reallocated to those who were SMDs prior to the IPO, Mr. Taylor will be included in this group and will also receive equity in connection with such distribution. In addition, we entered into a registration rights agreement with the former shareholders of Braveheart, including Mr. Taylor providing for demand registration rights exercisable by our Equity Committee and piggyback registration rights exercisable by the former shareholders of Braveheart. This agreement is substantially similar to the registration rights agreement that we entered into with our SMDs.

As part of an overall effort to reduce perquisites and better align interests of executives and stockholders, commencing in 2010, Mr. Taylor and Evercore agreed that we would no longer bear the costs of providing Mr. Taylor a personal car and driver.

Business Use of Personal Aircraft

Mr. Altman owns a 50% interest in an aircraft that he uses for business and personal travel. We only reimburse Mr. Altman for the costs of his use of the aircraft for business travel, and such reimbursement is on terms that we believe are comparable to the costs we would incur by obtaining such air-travel from an independent third party. For travel undertaken during 2009, those costs were $1,490,978.

Subscription Agreement with Mr. Schlosstein

On May 21, 2009, prior to Mr. Schlosstein’s election as a director and appointment as our President and CEO, we, Evercore LP, and Mr. Schlosstein and Jane Hartley, as the Trustee of the Ralph L. Schlosstein 1998 Long-Term Trust (the “Trust”) entered into a subscription agreement in which Mr. Schlosstein and the Trust subscribed for and agreed to purchase at fair market value 1,391,466 Class B-3 Units of Evercore LP for a purchase price of $15,000,000 and Evercore LP agreed to issue the units to Mr. Schlosstein and the Trust and admit Mr. Schlosstein and the Trust as limited partners of the Partnership. In addition, Evercore LP agreed to sell to each of Mr. Schlosstein and the Trust one share of our Class B common stock.

The units will not be exchangeable for a five year period (other than in the event of the earlier of (i) termination of Mr. Schlosstein’s employment due to death, disability, termination without cause or resignation for good reason and (ii) our change in control), and can not be pledged as collateral to secure a loan or other financing or be hedged prior to the time when such units become exchangeable.

In the event Mr. Schlosstein resigns without good reason or is terminated for cause, we will have the option, but not the obligation, to reacquire all of the purchased units at their then fair market value by exercising a “call right” within 90 days following Mr. Schlosstein’s termination. If such termination occurs within the first 5 years, the determination of fair market value will include adjustments for lack of marketability in the manner taken into account for purposes of the initial accounting valuation. If such termination occurs after 5 years, the determination of fair market value will not include an adjustment for lack of marketability.

Investment in HighView

Mr. Schlosstein was, until April 30, 2009, the Chief Executive Officer of HighView Investment Group, a newly formed alternative investment management firm. We previously committed, subject to certain conditions, to a capital investment of $150 million to HighView. Two other institutional investors and Mr. Schlosstein committed an additional $450 million with the expectation that additional capital would be closed on in the first quarter of 2009. Mr. Schlosstein decided to return the investors capital, less certain expenses, at the end of April 2009 and to wind down HighView due to the dramatic change in the alternative investment markets.

Policy Regarding Transactions with Related Parties

In 2007, we adopted a written Policy Regarding Transactions with Related Parties (as defined below) which requires that a Related Party must promptly disclose to our General Counsel the material terms of any transaction in which we are to be a participant and the amount involved exceeds $120,000 and in which such Related Party had or will have a direct or indirect material interest. The General Counsel will then communicate that information to the Board. No related party transaction will be consummated without the approval of the Board or the Nominating and Corporate Governance Committee of the Board. It is our policy that directors interested in a Related Party transaction will recuse themselves from any vote involving such a related party transaction. A “Related Party” is any of our executive officers, directors or director nominees, any stockholder owning in excess of 5% of our stock, or any immediate family member of any of the foregoing persons.

The related person transactions discussed under “—Tax Receivable Agreement;” “—Registration Rights Agreement;” “—Relationship with Private Equity Funds;” and “—Evercore LP Partnership Agreement” that were entered into prior to the IPO were not approved in accordance with our Policy Regarding Transactions with Related Parties because such transactions were undertaken prior to the adoption of such policy.

CORPORATE GOVERNANCE

Director Independence

General

Pursuant to the General Corporation Law of the State of Delaware, the state in which we are organized, and our amended and restated by-laws, our business, property and affairs are managed by or under the direction of our Board. Members of our Board are kept informed of our business through discussions with our executive officers and other officers, by reviewing materials provided to them by management and by participating in meetings of the Board and its committees.

NYSE Requirements

Under the NYSE’s corporate governance rules, no director qualifies as independent unless our Board affirmatively determines that the director has no “material relationship” with us, either directly or as a partner, shareholder, or officer of an organization that has a relationship with us. In addition, directors who have relationships covered by one of five bright-line independence tests established by the NYSE, as discussed below, may not be found to be independent.

The NYSE’s director independence requirements are designed to increase the quality of board oversight at listed companies and to lessen the possibility of damaging conflicts of interests. The NYSE’s corporate governance rules do not define every relationship that will be considered material for purposes of determining a director’s independence from our management. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. As the concern is a director’s independence from our management, however, the NYSE does not view the ownership of even a significant amount of our stock, by itself, as a bar to an independence finding.

The NYSE has adopted five bright-line independence tests for directors. Each of these tests describes a specific set of circumstances that will cause a director to be not independent from our management. For example, a director who is an employee of ours, or whose immediate family member is an executive officer of ours, is not independent until three years after the end of the employment relationship. The other bright-line independence tests also have a three-year look-back requirement and address circumstances involving: the receipt of more than $120,000 per year in direct compensation from us, except for certain permitted payments such as director fees; employment by or affiliations with our current or former internal or external auditors; interlocking directorates; and certain business relationships involving companies that make payments to, or receive payments from, us above specified annual thresholds. For more information about the NYSE’s bright-line director independence tests, including the NYSE commentary explaining the application of the tests, please go to the NYSE Web site at www.nyse.com.

Corporate Governance Principles and Categorical Independence Standards

In order to provide guidance on the composition and function of our governing body, our Board adopted our Corporate Governance Principles, which include, among other things, our categorical standards of director independence. The complete version of our Corporate Governance Principles is available on our website at www.evercore.com under the Investor Relations link. We will provide a printed copy of the Corporate Governance Principles to any stockholder who requests them by contacting Investor Relations. These categorical independence standards establish certain relationships that our Board, in its judgment, has deemed to be material or immaterial for purposes of assessing a director’s independence. In the event a director maintains any relationship with us that is not specifically addressed in these standards, the independent members of our Board will determine whether such relationship is material.

The Board has determined that the following relationships should not be considered material relationships that would impair a director’s independence: (1) relationships where a director or an immediate family member of the director is an executive officer or director of another company in which we beneficially own less than 10% of the outstanding voting shares of that company; (2) relationships where a director, or an immediate family member of that director, serves as an executive officer, director or trustee of a charitable organization, and our annual charitable contributions to the organization (excluding contributions by us under any established matching gift program) are less than the greater of $1,000,000 or two percent of that organization’s consolidated gross revenues in its most recent fiscal year; and (3) relationships where a director is a current employee, or whose immediate family member is a current executive officer, of another company that makes payments to, or receives payment from, us for property or services in an amount which, in any of the proceeding three fiscal years, did not exceed the greater of $1,000,000 or two percent of the consolidated gross revenues of such other company.

In 2008 we amended our Corporate Governance Principles to also provide, among other things, that all non-management directors must notify the Board of his or her retirement, change in employer, and of any other significant change in the director’s principal professional occupation or roles and responsibilities, and, in connection with any such change, tender his or her resignation from the Board (and the applicable Board committees) for consideration by the Board. The Board would then consider the continued appropriateness of Board membership under the new circumstances and the action, if any, to be taken with respect to such resignation.

Evaluations of Director Independence

The Nominating and Corporate Governance Committee undertook its annual review of director independence and reviewed with our Board its findings. During this review, our Board considered transactions and relationships between each director or any member of his or her immediate family and us, our subsidiaries and affiliates, including those reported under “RELATED PERSON TRANSACTIONS AND OTHER INFORMATION” above. Our Board also examined transactions and relationships between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such relationships or transactions compromised a director’s independence.

As a result of this review, our Board affirmatively determined that each of Messrs. Beattie, de Saint Phalle, Hessler and Pritzker and Ms. Harris are independent under the categorical standards for director independence set forth in the Corporate Governance Principles. In reaching this determination, the Board considered the fact that Mr. Beattie is a partner in STB and Ms. Harris holds the title “Of Counsel” to STB, which provides legal services to us and our affiliates. In reaching this conclusion with respect to Mr. Beattie and Ms. Harris, it was noted that, (a) in 2008 and 2007, payments from us to STB were less than 1% of STB’s revenues, (b) in 2009, payments from us to STB were less than 0.25% of STB’s revenues and (c) STB’s partnership income attributed to payments from us in 2009 resulted in less than $10,000 in income to Mr. Beattie. In connection with Ms. Harris, it was also noted that: (1) “Of Counsel” is a title given to certain retired partners of STB, which is in contrast to the titles of “Senior Counsel” and “Counsel” which are used for full-time STB employees who have not yet been promoted to partner, (2) Ms. Harris has not been an STB partner since 1998, (3) since 2008, Ms. Harris has not received any payments from STB and (4) Ms. Harris has never represented us or any of our affiliates.

Messrs. Altman, Aspe and Schlosstein are not considered to be independent directors as a result of their employment with us.

Our Board has also determined that Messrs. Beattie, de Saint Phalle, Hessler and Pritzker and Ms. Harris are “independent” for purposes of Section 303A of the Listed Company Manual of the NYSE and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Exchange Act.

Committees of the Board

General

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The following table shows the membership of each of our Board’s standing committees as of April 12, 2010, and the number of in-person and telephonic meetings held by each of those committees during 2009:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard I. Beattie	—	—	X
Francois de Saint Phalle	X	X	X
Gail Block Harris	X	—	Chair
Curt Hessler	Chair	X	—
Anthony N. Pritzker	—	Chair	X
2009 Meetings	7*	5	3

*	Includes quarterly conference calls with management and our independent registered public accounting firm to review our earnings releases and reports on Forms 10-Q and 10-K prior to their filing.

Our Board has adopted a charter for each of the three standing committees that addresses the composition and function of each committee. You can find links to these materials on our website at www.evercore.com under the Investor Relations link, and we will provide a printed copy of these materials to any stockholder who requests it by contacting Investor Relations.

Audit Committee

General. The Audit Committee assists our Board in fulfilling its responsibility relating to the oversight of: (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence and (4) the performance of our internal audit function and independent registered public accounting firm.

Financial Literacy and Expertise. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Mr. Hessler qualifies as an “Audit Committee Financial Expert” as defined by applicable SEC regulations and that he has “accounting or related financial management expertise” within the meaning of the listing standards of the NYSE. The Board reached its conclusion as to Mr. Hessler’s qualification based on, among other things, his education and experience.

Compensation Committee

The Compensation Committee discharges the responsibilities of our Board relating to the oversight of our compensation programs and compensation of our executives. Each of the members of the Compensation Committee is an outside director within the meaning of Section 162(m) of the Code and a “non-employee director” within the meaning of Exchange Act Rule 16b-3. In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the Compensation Committee.

Compensation Committee Interlocks and Inside Participation

During the last fiscal year, each of Messrs. de Saint Phalle, Hessler and Pritzker served as members of our Compensation Committee. None of our executive officers has served as a member of a board of directors or a compensation committee of a board of directors of any other entity which has an executive officer serving as a member of our Board or Compensation Committee, and there are no other matters regarding interlocks or insider participation that are required to be disclosed.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists our Board in fulfilling its responsibility relating to corporate governance by (1) identifying individuals qualified to become directors and recommending that our Board select the candidates for all directorships to be filled by our Board or by our stockholders, (2) developing and recommending the content of our Corporate Governance Principles and Code of Business Ethics and Conduct to our Board, and (3) otherwise taking a leadership role in shaping our corporate governance. In evaluating candidates for directorships, our Board, with the help of the Nominating and Corporate Governance Committee, takes into account a variety of factors it considers appropriate, which may include the following: strength of character and leadership skills; general business acumen and experience; knowledge of strategy, finance, international business, government affairs and familiarity with our business and industry; age; number of other board seats; willingness to commit the necessary time; and whether the nominee assists in achieving a mix of members that represents a diversity of background and experience—all to ensure an active Board whose members work well together and possess the collective knowledge and expertise required to maximize the effectiveness of the Board. Accordingly, although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, the Nominating and Corporate Governance Committee and the Board do not have a formal policy with regard to the consideration of diversity in identifying director nominees. We have not paid a fee to any third party in consideration for assistance in identifying potential nominees for our Board.

Stockholder Recommendations for Director Nominations

As noted above, the Nominating and Corporate Governance Committee considers and establishes procedures regarding recommendations for nomination to our Board, including nominations submitted by stockholders. Such recommendations should be sent to the attention of our Corporate Secretary. Any recommendations submitted to the Corporate Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include the information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as one of our directors if elected. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our amended and restated by-laws. In order to better inform our Nominating and Corporate Governance Committee regarding the background, qualification and source of support of a candidate, in February 2009, we revised our procedures in our by-laws regarding recommendations for nomination to our Board to expand the information required to be provided by any stockholder who proposes director nominations, including disclosure of hedging activity by such stockholder, and to require periodic updating of such information.

The Nominating and Corporate Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Nominating and Corporate Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Nominating and Corporate Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management and other members of our Board. When the Nominating and Corporate Governance Committee reviews a potential candidate, the Nominating and Corporate Governance Committee looks specifically at the candidate’s qualifications in light of our needs and the needs of the Board at that time, given the current mix of director attributes. In evaluating a candidate, our Board, with the assistance of the Nominating and Corporate Governance Committee, takes into account a variety of additional factors as described in our Corporate Governance Principles.

Meeting Attendance

During 2009, our Board held 8 formal meetings and our Board’s standing committees held a total of 15 meetings. Each of our directors attended more than 75% of the total number of (1) Board meetings and (2) meetings of the Board committees on which he or she served (during the periods that he or she served). Our policy is that all of our directors, absent special circumstances, should attend our annual meeting of stockholders. All of our directors attended our 2009 annual meeting of stockholders.

Role of the Chairmen of our Board

We have no fixed policy with respect to the separation of the offices of the Chairman of the Board and the CEO. The Board believes that the separation of the offices of the Chairman of the Board and the CEO is best decided on a case by case basis from time to time.

With the appointment of Mr. Schlosstein to the position of CEO and Mr. Altman’s continued active involvement in our business, we felt it was appropriate to split the roles of Chairman of the Board, which is currently held by Messrs. Altman and Aspe, and the role of CEO, which is currently held by Mr. Schlosstein. This division allowed us to recruit Mr. Schlosstein as our CEO, while simultaneously maintaining an appropriately influential role for Mr. Altman, our founder. In choosing to relinquish his duties as CEO to Mr. Schlosstein, Mr. Altman has enabled our operations to continue to be led by a highly experienced and talented executive, and is now able to devote more of his own energies to building and sustaining key business relationships.

Although we do not have a lead independent director, Ms. Harris served as our presiding director at executive sessions of our Board as further explained below.

Executive Sessions and Presiding Director

Our Corporate Governance Principles require our non-management directors to have at least one meeting per year without management present. We complied with this requirement in 2009. In order to facilitate communications among non-management directors on the one hand and management on the other hand, in 2009 Ms. Harris was selected to serve as the presiding director at these executive sessions.

Oversight of Risk Management

We are exposed to a number of risks and we regularly identify and evaluate these risks and develop plans to manage them effectively. The Audit Committee is charged with a majority of the risk oversight responsibilities on behalf of the Board, with our Compensation Committee charged with the oversight responsibility related to our compensation programs and the Nominating and Corporate Governance Committee assisting the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and succession planning for our directors. Our executive officers have the primary responsibility for risk management within Evercore. Our CEO and CFO work closely with members of senior management, including our General Counsel and financial and accounting staff, to monitor and manage risk. The CFO and our General Counsel both report directly to our CEO and meet with the Audit Committee at least four times a year in conjunction with a review of our quarterly and annual periodic SEC filings to discuss the risks facing us, highlighting any new risks that may have arisen since they last met. The Audit Committee also meets from time to time with our CEO to discuss areas of risk to our operations, financial results and strategic initiatives. The Audit Committee reports to the Board on a regular basis to apprise them of their discussions with management regarding our risk management efforts. In addition, all members of the Board are invited to attend all committee meetings, regardless of whether the individual sits on the specific committee. Outside of formal meetings, Board members have regular access to senior executives, including our CFO and General Counsel.

Communicating with the Board

Interested parties may communicate directly with our Board, our non-management directors or an individual director by writing to our Corporate Secretary and specifying whether such communication should be addressed to the attention of (1) the Board as a whole, (2) non-management directors as a group or (3) the name of the individual director, as applicable. Communications will be distributed to our Board, non-management directors as a group or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. Any concerns relating to accounting, internal control over financial reporting or auditing matters will be brought to the attention of our Audit Committee. In addition, for such matters, stockholders and others are encouraged to use our hotline discussed below.

Hotline for Accounting or Auditing Matters

As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, we established a hotline for the anonymous submission of concerns regarding questionable accounting, internal control over financial reporting or auditing matters. Any matters reported through the hotline that involve accounting, internal control over financial reporting, audit matters or any fraud involving management or persons who have a significant role in our internal control over financial reporting, will be reported to the Chairman of our Audit Committee. Our current hotline number is (888) 475-8376.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics applicable to all of our employees, including our CEO, CFO, Controller, and to the extent it applies to their activities, all members of our Board. You can find a link to our Code of Business Conduct and Ethics on our website at www.evercore.com under the Investor Relations link, and we will provide a printed copy of our Code of Business Conduct and Ethics to any stockholder who contacts Investor Relations and requests a copy. To the extent required to be disclosed, we will post amendments to and any waivers from our Code of Business Conduct and Ethics at the same location on our website as our Code of Business Conduct and Ethics.

DIRECTOR COMPENSATION

Our policy is not to pay director compensation to directors who are also our employees. For non-management directors, our policy is to grant a one-time award of RSUs with a value of $50,000 upon his or her initial appointment to the Board. We also provide for an annual retainer of $70,000, payable, at the director’s option, either 100% in cash or half of which is payable in cash and half of which is payable in shares of Class A common stock. In either case, compensation is paid at the next annual meeting of stockholders. In addition, it is our policy to provide for the chair of the Audit Committee also to receive an additional annual cash retainer of $10,000. In recognition of the increase in complexity and size of the Company, in 2009 the Board conducted a review of director compensation and concluded that an increase in director compensation was warranted. To further align the interests of directors and stockholders, our Board voted to grant annual awards of RSUs with a value of $40,000 to each non-management director upon his or her reelection to the Board. This resulted in a grant of 2,066 RSUs to each non-management director in 2009. These RSUs vest on the completion of the next annual meeting of stockholders, subject to continued service on the Board. For 2009, all RSUs were granted to our current directors under the 2006 Stock Incentive Plan. Non-management directors are further reimbursed for travel and related expenses associated with attendance at Board or committee meetings as well as expenses for continuing education programs related to their role as members of the Board. For administrative ease in dealing with our transfer agent and our stock plan administrator, equity awards based on dollar values which result in fractional shares are rounded up to the nearest whole share.

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-management directors for services rendered to us during 2009.

Director Compensation in 2009

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Francois de Saint Phalle	$70,000	$40,018	$110,018
Gail Block Harris	70,000	40,018	110,018
Curt Hessler	80,000	40,018	120,018
Anthony N. Pritzker	70,000	40,018	110,018

(1)	The amounts reflected in the Stock Awards column represent the grant date fair value of the awards made during 2009, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 17 to our audited financial statements included in our Form 10-K for 2009. As of December 31, 2009, each of Messrs. de Saint Phalle, Hessler and Pritzker and Ms. Harris held 2,066 RSUs, which RSUs will vest on completion of our next annual meeting of stockholders.

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The following discussions and tables provide summary information concerning compensation for Messrs. Altman, Aspe, Mestre, Schlosstein, Walsh and Hiltz in 2009, and we collectively refer to these individuals as our “Named Executive Officers.”

Compensation Discussion and Analysis

Our Executive Compensation Objectives and Philosophy

The goals of our executive compensation program are to align compensation with business objectives and performance, to enable us to attract, retain and reward executives who contribute to our long-term success and to increase stockholder value. As a professional service business, our future success depends to a substantial degree on our ability to retain and recruit highly qualified personnel. It will be necessary for us to add financial professionals as we pursue our growth strategy. However, notwithstanding the challenges facing the financial services industry, the market for highly qualified financial professionals is still extremely competitive. In addition, although our SMDs have all entered into non-compete and non-solicitation agreements, the loss of such personnel could still jeopardize our relationships with clients and result in the loss of client engagements. Accordingly, it is imperative for our compensation programs to be highly competitive and reward outstanding individual achievement.

Linkage of Management and Stockholder Interests

The interests of our Named Executive Officers are aligned with those of our stockholders through the ownership of significant amounts of our equity, as described in “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.” All of our Named Executive Officers (other than Messrs. Walsh and Schlosstein) hold the bulk of their equity in the form of Evercore LP partnership units, which are contractually restricted from transfer or exchange, except in 20% increments over a five year period. These transfer restrictions may be removed in the event of (1) the Named Executive Officer’s death or disability, (2) a change in control of the Company, (3) pro-rata transfers in conjunction with transfers by all currently employed SMDs, (4) specified charitable donations or (5) the consent of the general partner. These transfer restrictions also prohibit hedging the economic risks of equity ownership. For a further discussion of the terms of the Evercore LP partnership agreement, see “RELATED PERSON TRANSACTIONS AND OTHER INFORMATION—Evercore LP Partnership Agreement.” Mr. Walsh does not hold any Evercore LP partnership units. However, like our other key employees, Mr. Walsh holds a meaningful number of shares of restricted stock and RSUs that are subject to vesting over multiple years. Mr. Schlosstein is subject to even more restrictive transfer restrictions. See “RELATED PERSON TRANSACTIONS AND OTHER INFORMATION—Subscription Agreement with Mr. Schlosstein.”

Our Named Executive Officers also participate in our annual equity award incentive program, which calls for the payment of a portion of their annual bonuses in RSUs. These RSUs are subject to vesting over multiple years. As a result of the material amount of equity ownership interests, vesting conditions and transfer restrictions described above, we believe that our Named Executive Officers have a demonstrable and significant interest in increasing stockholder value over the long term. In addition, to further link the interests of our executive officers and stockholders, our Board established stock ownership guidelines in 2009. The guidelines specify that an SMD must, after any proposed sale of equity granted as part of annual bonus awards, hold a number of vested and unvested annual bonus equity equal to at least 50% of all vested and unvested shares awarded over a ten year period in conjunction with annual bonuses. The first bonus year for purposes of the calculation will be 2009, for which RSUs were awarded in 2010. We also have an insider trading policy which, among other things, prohibits SMDs from hedging the economic risk of their company stock ownership.

How We Establish Compensation

Our Compensation Committee is responsible for implementing and administering all aspects of our compensation and benefit plans and programs for our Named Executive Officers. The Compensation

Committee’s charter can be found on our website (www.evercore.com) under the Investor Relations link. In establishing compensation for our Named Executive Officers, we take into account the fact that we generally do not provide significant retirement or similar benefits to our Named Executive Officers. We also take into account other economic relationships between the individual and us, namely: (1) dividends, (2) follow-on offering proceeds, (3) carried interest proceeds and (4) the then existing amount of equity owned by the individual. The Compensation Committee will periodically review the effectiveness and competitiveness of our executive compensation programs, which may involve the assistance of independent consultants.

Our CEO participates in discussions with the Compensation Committee and makes recommendations to it, but he does not vote or otherwise participate in the Compensation Committee’s ultimate determinations. Our Board believes that it is wise and prudent to have our CEO participate in these determinations, because his evaluations and recommendations with respect to the compensation and benefits paid to executives are valuable to the Compensation Committee. Since our current CEO joined us in May 2009, Mr. Altman has also continued to participate in discussions with, and make recommendations to, the Compensation Committee concerning executive officer compensation. However, Mr. Altman did not vote or otherwise participate in the Compensation Committee’s ultimate determinations.

Principal Components of Executive Compensation

A. Overview

The key components of our compensation program for executive officers are (1) base salary and (2) annual incentive compensation (which includes both cash and equity awards), each of which is described below and each of which are considered in setting total compensation. Compensation for some of our Named Executive Officers for 2009 was determined pursuant to employment agreements. These agreements are described below under “—Employment Agreements.” As part of an overall effort to reduce perquisites and better align interests of executives and stockholders, commencing in 2010, Messrs. Altman, Taylor and Aspe each agreed to reimburse us for all or most of the costs associated with providing a personal car and driver.

B. Base Salary

Consistent with industry practice, the base salaries for our Named Executive Officers generally account for a small portion of their total potential compensation. The salaries of Messrs. Altman, Aspe and Schlosstein are set by an applicable employment agreement. The base salary of Messrs. Hiltz, Mestre and Walsh were established by the Compensation Committee based on each executive’s experience, expertise, position and alternative employment opportunities. Base salaries are then reviewed annually by the Compensation Committee and may be adjusted based on the Compensation Committee’s subjective evaluation of each executive’s performance during the prior year (as well as changes in the same factors considered in establishing initial base salaries). In addition, when adjusting base salaries for our Named Executive Officers, the Compensation Committee may consider adjustments made to the salaries of our broader employee population. No adjustments to salaries for the Named Executive Officers have been made since our IPO.

C. Annual Incentive Compensation

Consistent with industry practice, the bonuses potentially payable to our Named Executive Officers account for the majority of their total compensation opportunities. For 2009, other than with respect to Mr. Schlosstein as explained below, no bonus was guaranteed to any Named Executive Officer. Rather, annual bonuses to Named Executive Officers are determined in the discretion of the Compensation Committee.

1. Discretionary Bonuses

In evaluating 2009 performance, management and the Compensation Committee noted that we substantially increased our revenues, achieving near record levels in an extremely challenging market. Importantly, we delivered significantly more of that revenue to the bottom line, increasing returns for our stockholders through higher earnings, higher dividends, and share price appreciation. We accomplished this while making substantial investments in our future growth. That we were able to achieve these results in a challenging advisory environment also is a result of our extraordinary restructuring franchise and the talented professionals working in that business. In addition, our investment management and wealth management businesses moved strongly in the right direction last year. We ended 2009 with assets under management of $4.5 billion, up from $1.6 billion at the end of 2008, and significantly grew our fee-based revenues. Other strategic factors that were considered include: the successful addition of a number of new partners to our Advisory business, the diversification of our investment management business through the formation of the Evercore Trust Company, and the continued growth of our wealth management platform, Evercore Wealth Management.

For 2009, none of our Named Executive Officers had previously prescribed personal performance goals that determined bonus compensation. However, in evaluating the performance of and determining bonuses for our Named Executive Officers, in recognition of the importance of developing and maintaining client relationships that generate significant and potentially recurring fees, the Compensation Committee focused on the revenues generated from client relationships originated or managed by our Named Executive Officers with client responsibilities. In particular, management reviewed the relative contributions of Messrs. Altman, Hiltz and Mestre in generating revenues (which were primarily generated from corporate advisory clients). In addition, the Compensation Committee also took into account our achievement of several strategic factors discussed in the prior paragraph, as well as certain specific strategic accomplishments associated with specific individuals, as further discussed below.

In particular, for Mr. Altman, the Compensation Committee considered that he led our efforts to successfully recruit Mr. Schlosstein as our President and CEO and was instrumental in orchestrating the smooth transition of responsibilities. For Mr. Mestre, the Compensation Committee also considered that he has assumed increased responsibility for managing the U.S. and European business on an integrated global basis during 2009. The Compensation Committee also considered that Mr. Mestre is responsible for managing our alliances with Mizuho Corporate Bank in Japan and G5 Advisors in Brazil. Specific strategic factors considered by the Compensation Committee in awarding a bonus to Mr. Aspe included the performance of our Latin American operations conducted through Protego and the successful launch of new products and services by Protego Casa de Bolsa. Factors considered by the Compensation Committee in awarding a bonus to Mr. Walsh included his contribution to the success of our business, including the successful launch and integration of our new Investment Management businesses, the formation of an O.C.C. regulated trust company, the management of a successful securities offering and the attainment of cost control initiatives during a period of our growth. Factors considered by the Compensation Committee in awarding a bonus to Mr. Hiltz included his contribution to the management of our Investment Management businesses and participation on our management committee during a portion of 2009.

Pursuant to the terms of his employment agreement, Mr. Schlosstein had a signing bonus of $6.1 million and a guaranteed minimum annual bonus for the portion of 2009 that he worked for us of $1.325 million, see “—D. Signing Bonus and Inducement/ Performance Award” below. However, in recognition of Mr. Schlosstein’s significant success in managing and building out our Investment Management businesses, realigning and restructuring our equity programs to be more stockholder focused and generally overseeing the development of Evercore such that the firm was able to convert more of its top line revenues into bottom line profits, he was awarded an annual bonus of $2.5 million.

2. Payment of a Portion of Annual Bonuses in Equity

The employment agreements of Messrs. Altman, Aspe and Schlosstein provide that up to 50% of their annual bonuses may be paid in the form of restricted securities, subject to time-based vesting. For 2009, the Compensation Committee elected to make full use of this provision with respect to Messrs. Altman and Schlosstein and paid 50% of each executive’s bonus in RSUs. The Compensation Committee used a similar approach for Mr. Mestre’s 2009 bonus, given his critical role in our Advisory business. In light of different tax-related requirements and to be consistent with prior year practices, the Compensation Committee elected to pay the first $500,000 of Mr. Aspe’s bonus in cash and elected to pay 50% of the remaining bonus in RSUs and 50% in cash.

The Compensation Committee concluded that for corporate SMDs, such as Mr. Walsh, where most of their efforts are not tied to a specific line of business and many activities are undertaken to ensure long term growth and to mitigate risks associated with our existing and new business lines, it was important to have a large portion of their annual bonus paid in the form of RSUs. As a result, with respect to Mr. Walsh, the Compensation Committee elected to pay one-third of his annual incentive bonus in RSUs. With respect to Mr. Hiltz, like most other Advisory SMDs, the Compensation Committee paid 30% of his annual bonus in excess of $500,000 in RSUs.

These RSUs vest over four years (subject to acceleration upon death, disability, change in control or retirement eligibility), and the shares underlying those RSUs will be delivered promptly following vesting. The Compensation Committee has elected to pay a substantial portion of our management team’s bonus compensation in restricted equity securities in order to encourage employee retention and to further encourage growth in our equity value. For administrative ease in dealing with our transfer agent and our stock plan administrator, equity awards based on dollar values which result in fractional shares are rounded up to the nearest whole share.

As part of the changes to our equity programs undertaken during 2009, the Board implemented retirement eligibility provisions for future annual bonus equity awards in order to bolster retention and facilitate a smooth transition of relationships and information from the retiring individual to others in the organization. Based on these provisions, equity awards may continue to vest after an individual is separated from us, if he or she gives one year’s advanced notice of his or her decision to retire and, at the time of retirement: (a) is at least 55 years old and (b) his or her age plus years of service exceeds 70. As part of these changes, the Board also decided to grant dividend equivalent rights in the form of additional RSUs on all RSUs granted in respect of annual bonuses. Such additional RSUs will vest, and shares will be delivered in respect thereof, on the same terms as the original RSU grants to which they relate. The Board’s reasoning for this change was to enable employees to receive the full value of shares awarded in respect of their annual bonuses, including the value attributable to periodic dividend payments; provided, that, by paying the dividend equivalents in additional units that are, themselves, subject to vesting, the Board intended also to bolster the retention effect of the incentive program.

Only the cash portion of 2009 bonuses to Named Executive Officers is reflected in the Summary Compensation Table for 2009 under the heading “Bonus.” Because the equity awards associated with 2009 bonuses were made in 2010 and no financial accounting expense associated with those awards was recognized in 2009, the portion of 2009 bonuses payable in equity will only be reflected in our Summary Compensation Table and Grants of Plan Based Awards next year.

D. Signing Bonus and Inducement/ Performance Award

As part of our recruiting efforts to attract Mr. Schlosstein to serve as our President and CEO, we agreed, as a result of arms length negotiations, to award Mr. Schlosstein a signing bonus in the amount of $6.1 million, a guaranteed minimum bonus of $1.325 million for the portion of 2009 that he worked for us and RSUs with respect to 900,000 shares subject to performance as well as time based vesting conditions. In particular, tranches of the RSUs vest on the fifth anniversary of his continuous employment with us (or upon an earlier termination of Mr. Schlosstein’s employment without cause or for good reason or due to his death or disability), if the following performance conditions have by then been satisfied:

•	180,000 shares will be eligible to vest if the stock price closes at or above $20 for 20 consecutive trading days at any time during the 5-year period following his start date.

•	180,000 shares will be eligible to vest if the stock price closes at or above $25 for 20 consecutive trading days at any time during the 5-year period following his start date.

•	180,000 shares will be eligible to vest if the stock price closes at or above $30 for 20 consecutive trading days at any time during the 5-year period following his start date.

•	180,000 shares will be eligible to vest if the stock price closes at or above $35 for 20 consecutive trading days at any time during the 5-year period following his start date.

•	180,000 shares will be eligible to vest if the stock price closes at or above $40 for 20 consecutive trading days at any time during the 5-year period following his start date.

We believe such terms were necessary to attract Mr. Schlosstein given the competitive marketplace for talent in which we operate and his extensive experience and knowledge about our business and industry. It is also important to note that these provisions were agreed to in conjunction with a decision by Mr. Schlosstein to purchase a significant amount of Evercore LP equity with his own personal funds rather than receive an equity award at no cost with only time-based vesting. Moreover, Mr. Schlosstein’s award was structured to promote the firm’s long-term interests by encouraging Mr. Schlosstein to both remain in our employ for a full five year period (subject to limited exceptions) and achieve the stock performance conditions described above.

E. Carried Interest

Prior to our IPO, Messrs. Altman, Hiltz and Mestre were awarded the right to receive a portion of the carried interest earned by the general partner of each of our pre-IPO private equity funds. The ultimate values of carried interest in respect of investments by our Private Equity Funds are not determinable until the investments have been fully divested or otherwise monetized by the relevant fund, a process that can take many years. As a result, Named Executive Officers may receive additional compensation in any fiscal year attributable to carried interest allocated to such Named Executive Officers in previous fiscal years (subject to achievement of a minimum investment return for our funds’ outside investors). For EMP II, carried interest is allocated on a fund-wide basis rather than on an investment-by-investment basis, and the timing of grants of carried interest for EMP II was tied to the formation of the fund. No portion of such carried interest is paid to employees until such time as the carried interest is actually paid to the general partner of each fund. Carried interest is subject to vesting, generally over a period of four years, and may only be transferred under limited circumstances.

Following our corporate reorganization in connection with the IPO, the general partners of our pre-IPO Private Equity Funds are no longer our consolidated subsidiaries, and we do not treat carried interest received from these entities by our employees as compensation. However, for EMP II we include as consolidated revenue all realized and unrealized carried interest earned by the general partner of EMP II, although a portion of the carried interest is allocated to employees and such amounts are recorded as compensation expense. For 2009, there was no carried interest earned by the general partner of EMP II.

Our Rationale for Agreements that Provide for Payments to Executives upon the Occurrence of Specified Events

The employment agreements we entered into with some of our Named Executive Officers provide for severance payments and, in connection with a severance that occurs after a change in control, additional payments (including tax “gross-up” payments to protect certain Named Executive Officers from so-called “golden parachute” excise taxes that could arise in such circumstances). We believe that these severance and change-in-control arrangements mitigate some of the risk that exists for executives working in a smaller company. These arrangements are intended to attract and retain qualified executives who have other job alternatives that may appear to them, in the absence of these arrangements, to be less risky.

In addition, because of the significant acquisition activity in the financial services industry, there is a possibility that we could be acquired in the future. Accordingly, we believe that severance and change in control arrangements are necessary to enable key executives to evaluate objectively the benefits to our stockholders of a proposed transaction, notwithstanding its potential effects on their own job security.

Process and Timing for Grants of Bonuses and Equity Awards

Other than as a result of deadlines established in employment agreements for some of our Named Executive Officers, we determine annual bonus amounts, payable in cash or equity, in connection with the issuance of our fourth quarter earnings release. The Compensation Committee authorizes all equity awards to Named Executive Officers. Equity awards for Named Executive Officers with respect to 2009 performance were approved by the Compensation Committee on January 28, 2010, after the release of our fourth quarter 2009 earnings.

Assessment of Risk

Our compensation programs are not designed to encourage excessive risk-taking. The base salary component of compensation does not encourage risk-taking because it is a fixed amount. In addition, there are several other factors associated with our equity ownership, incentive compensation programs and CEO compensation which mitigate risk-taking:

•

While bonuses to our Advisory SMDs are generally made with reference to production metrics, most of those SMDs hold equity stakes far in excess of annual bonus payments, which balances any desire for any short term profit against doing something which could have negative long term effects;

•	Bonuses for most employees, including Named Executive Officers, are based on a review of a variety of factors which diversify the risks associated with any single indicator of performance;

•	A portion of most bonuses are paid in equity, and in general, the portion of the bonus paid in equity increases with the seniority of the recipient and the size of the bonus;

•	Our equity incentive awards, including those awarded as part of our annual bonus program, generally vest over a number of years, which encourages an appropriately long term focus;

•	Members of the Compensation Committee review and approve the size of our bonus pool, the percentage split of our bonus pool between cash and equity and the terms of our equity awards;

•

Our CEO, who is involved in setting our compensation for other employees, was granted an inducement performance equity award which generally requires our stock performance to achieve specified targets, as well as his continued employment for five years;

•	Many of our investment management employees have interests in their individual business units, and thus are directly exposed to the risks inherent in their own decision making; and

•	All SMDs are subject to our executive stock ownership and holding guidelines, described under the heading “—Linkage of Management and Stockholder Interests.”

Tax and Accounting Considerations

Section 162(m) of the Code generally disallows public corporations from claiming a tax deduction for compensation in excess of $1 million paid to a named executive officer (generally excluding for this purpose the corporation’s principal financial officer). The Compensation Committee believes that there are circumstances where the provision of compensation that is not fully deductible may be more consistent with our compensation philosophy and objectives and/or may be in our best interests and those of our stockholders. The Compensation Committee’s ability to exercise discretion and to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as deductible, or causing all compensation expenses to be accounted for in a particular fashion. Accordingly, the Compensation Committee reserves the authority to award compensation that may not be fully deductible. However, we structure compensation in a manner intended to avoid additional taxes, interest or penalties under Section 409A of the Code for employees.

Summary Compensation Table

Name and Principal Position	Salary($)	Bonus($)		Stock Awards(1)($)		All Other Compensation(2)($)	Total($)
Ralph L. Schlosstein(3) Chief Executive Officer and President
2009	305,128	7,350,000	(4)	9,081,000	(5)	—	16,736,128

Roger C. Altman Co-Chairman
2009(6)	500,000	5,250,000	(7)	1,000,005		374,339	7,124,344
2008	500,000	1,500,000	(7)	1,616,011		302,468	3,918,479
2007	500,000	2,116,000	(7)	—		257,986	2,873,986

Robert B. Walsh Chief Financial Officer
2009	500,000	867,000	(9)	—		9,655	1,376,655
2008	500,000	1,000,000		100,005		4,043	1,604,048
2007(8)	288,141	1,000,000		3,000,504		—	4,288,645

Eduardo Mestre Co-Vice Chairman
2009	500,000	2,250,000	(10)	1,650,007		260,322	4,660,329
2008	500,000	4,350,000	(10)	1,110,005		203,463	6,163,468
2007	500,000	3,090,000	(10)	—		175,129	3,765,129

Pedro Aspe(11) Co-Chairman
2009	500,000	950,000	(12)	550,007		60,306	2,060,313
2008	500,000	1,050,000	(12)	743,294		35,346	2,328,640

William Hiltz Senior Managing Director
2009(13)	500,000	3,160,000	(14)	150,012		245,651	4,055,663
2008	500,000	850,000	(14)	1,650,004		212,026	3,212,030

(1)	The amounts reflected in the Stock Awards column represent the grant date fair value of the awards made during the identified fiscal year, as computed in accordance with FASB ASC Topic 718. Equity awards for 2009 performance were granted in 2010 and are subject to time-based vesting and, as a result, we do not accrue any compensation expenses associated with such equity awards prior to the year such awards are granted. The amounts shown in this column for 2009 reflect the grant date fair value of equity awards granted in 2009 for 2008 performance. Assumptions used in the calculation of these amounts are included in Note 17 to our audited financial statements included in our Form 10-K for 2009. For 2009 performance, Messrs. Schlosstein, Altman, Walsh, Mestre, Aspe and Hiltz received RSUs as a portion of their annual incentive compensation in amounts equal to 44,092, 185,186, 15,274, 79,366, 15,874 and 40,212 RSUs respectively. For details on the cash and equity mix for bonuses awarded for 2009 performance for our Named Executive Officers, see “—Compensation Discussion and Analysis - Principal Components of Executive Compensation - Annual Incentive Compensation - Payment of a Portion of Annual Bonuses in Equity” and footnotes 4, 7, 9, 10, 12 and 14 to this table.

(2)	All Other Compensation for each of the Named Executive Officers includes the following:

Name	Carried Interest Realized(a)	Dividends(b)	Perquisites and Other Personal Benefits(c)		Total All Other Compensation
Ralph L. Schlosstein
2009	—	—	$—		$—

Roger C. Altman
2009	—	38,204	336,135	(d)	374,339
2008	—	—	302,468	(d)	302,468
2007	—	—	257,986	(d)	257,986

Robert B. Walsh
2009	—	9,655	—		9,655
2008	—	4,043	—		4,043
2007	—	—	—		—

Eduardo Mestre
2009	—	260,322	—		260,322
2008	—	203,463	—		203,463
2007	—	175,129	—		175,129

Pedro Aspe
2009	—	19,556	40,750	(e)	60,306
2008	—	—	35,346	(e)	35,346

William Hiltz
2009	—	245,651	—		245,651
2008	—	212,026	—		212,026

(a)	The general partners of our Private Equity Funds other than EMP II are not consolidated subsidiaries of ours, accordingly, this column does not reflect allocations of realized carried interest by the general partners of these funds to Messrs. Altman, Aspe, Hiltz and Mestre, which are instead listed below:

Name	2007	2008	2009
Roger C. Altman	$420,966	$(627,261)	$(1,122,907)
Eduardo Mestre	264,644	259,486	11,429
Pedro Aspe	*	—	—
William Hiltz	*	(138,591)	(118,251)

*	Messrs. Aspe and Hiltz were not named executive officers prior to 2008 and Mr. Schlosstein was not a named executive officer prior to 2009.

To date there have been no realized carried interest distributions from EMP II.

(b)

Represents (1) the dollar value of cash distributions paid concurrent with dividend payments on the portion of vested Evercore LP partnership units that were accounted for as compensation expense and dividend payments on shares of restricted stock and (2) the grant date fair value of dividend equivalent RSU awards, as computed in accordance with FASB ASC Topic 718. Cash distributions concurrent with dividend payments associated with (a) vested Evercore LP partnership units granted in connection with the IPO to Messrs. Altman, Mestre, Aspe and Hiltz and (b) vested Evercore LP partnership units purchased by Mr. Schlosstein are not included in this column because the issuance of the underlying partnership units was not accounted for as a compensation expense. In contrast, the Evercore LP partnership units issued to Messrs. Altman, Mestre, Aspe and Hiltz that vested pursuant to our follow on offering in May 2007 are accounted for as compensation expense. For 2009, Messrs. Schlosstein, Altman, Mestre, Aspe and Hiltz, received cash distributions paid concurrent with dividend payments on Evercore LP partnership units that are not included in this column equal to $542,672, $1,314,595,

$52,243, $630,260 and $74,052 respectively. The grant date fair value of dividend equivalent RSU awards granted in 2009 which are included in this column was $38,204, $1,065, $46,906, $19,556 and $20,373 for Messrs. Altman, Walsh, Mestre, Aspe and Hiltz, respectively.
(c)	Except as otherwise provided below, perquisites and other personal benefits to the Named Executive Officers were less than $10,000 and therefore information regarding perquisites and other personal benefits has not been included.
(d)	For 2009, 2008 and 2007, such amounts respectively reflect $191,597, $138,135 and $110,467 of costs and expenses incurred by us in providing a car and driver. For 2008 and 2007, such amounts included $50,000 of costs and expenses incurred by us for tax and investment services that were provided for Mr. Altman. In addition, for 2009, 2008 and 2007, such amounts included tax gross-up payments on these perquisites of $144,538, $114,333 and $97,519. As part of an overall effort to reduce perquisites and related tax gross-up payments and better align interests of executives and stockholders, commencing in 2010, Mr. Altman and Evercore agreed that Evercore will no longer bear the costs of providing a personal car and driver.
(e)	Reflects costs and expenses incurred by us in providing an automobile and driver. As part of an overall effort to reduce perquisites and better align interests of executives and stockholders, commencing in 2010, Mr. Aspe and Evercore agreed that Evercore will no longer bear the costs of providing a car and driver for personal use, however, our security practices provide that Mr. Aspe be driven to and from work by Protego personnel in a car leased or owned by Protego.
(3)	Mr. Schlosstein commenced employment with us on May 22, 2009 as our CEO and President.
(4)	This amount represents Mr. Schlosstein’s sign-on bonus ($6,100,000), and the cash portion of his 2009 annual bonus equal to $1,250,000 (representing 50% of such annual bonus). The Compensation Committee elected to pay the remaining 50% of his 2009 annual bonus in the form of RSUs, based on the fair market value of our shares on the grant date (February 4, 2010).
(5)	The grant date fair value of the RSUs awarded to Mr. Schlosstein is based on the probable outcome of the performance condition of such award, determined as of the grant date. Assuming the highest level of performance conditions are achieved with respect to Mr. Schlosstein’s RSU award, the maximum value of the award at grant date is $14,931,000. See “—Outstanding Equity Awards at 2009 Fiscal-Year End” for a discussion of the vesting terms associated with Mr. Schlosstein’s RSU award.
(6)	Mr. Altman ceased serving as our CEO during 2009 but remains our Executive Chairman and one of our executive officers.
(7)	For 2009 this amount represents the cash portion of Mr. Altman’s 2009 annual bonus equal to $5,250,000 (representing 50% of such annual bonus). For 2008 and 2007 these amounts reflect guaranteed minimum bonuses of $500,000, plus the cash portion of Mr. Altman’s 2008 annual bonus and 2007 profit annual bonus equal to $1,000,000 and $1,616,000, respectively (representing 50% of such annual bonuses). The Compensation Committee elected to pay the remaining 50% of his 2009 annual bonus, 2008 annual bonus and 2007 profit annual bonus in the form of RSUs, based on the fair market value of our shares on the grant date (February 4, 2010, February 9, 2009 and March 3, 2008, respectively).
(8)	Mr. Walsh commenced employment with us on June 5, 2007 as our CFO.
(9)	For 2009 this amount represents the cash portion of Mr. Walsh’s 2009 annual bonus equal to $867,000 (representing two-thirds of such annual bonus). The Compensation Committee elected to pay the remaining one-third of his 2009 annual bonus in the form of RSUs, based on the fair market value of our shares on the grant date (February 4, 2010).
(10)	These amounts reflect the cash portion of Mr. Mestre’s 2009, 2008 and 2007 annual bonuses. The Compensation Committee elected to pay the remainder of his 2009, 2008 and 2007 annual bonus ($2,250,000, $1,650,000 and $1,110,000, respectively) in RSUs, based on the fair market value of our shares on the grant date (February 4, 2010, February 9, 2009 and March 3, 2008, respectively).
(11)	The amounts related to Mr. Aspe were paid in Mexican pesos, however, Mr. Aspe’s salary and bonus were calculated and approved in U.S. dollars. Mr. Aspe’s salary was converted at an average exchange rate for 2008 of MXN $11.132 to U.S. $1.00 and for 2009 of MXN $13.50 to US $1.00 and Mr. Aspe’s bonus was converted at the closing exchange rate for 2008 of MXN $13.77 to US$1.00 and for 2009 of MXN$13.04 to US$1.00.

(12)	For 2009 this amount represents the cash portion of Mr. Aspe’s 2009 annual bonus equal to $950,000. The Compensation Committee elected to pay the remaining portion of his 2009 annual bonus ($450,000) in the form of RSUs, based on the fair market value of our shares on the grant date (February 4, 2010). For 2008 this amount reflects a guaranteed minimum bonus of $500,000, plus the cash portion of Mr. Aspe’s 2008 annual bonus equal to $550,000 (representing 50% of his annual bonus). The Compensation Committee elected to pay the remaining 50% of his 2008 annual bonus in the form of RSUs, based on the fair market value of our shares on the grant date (February 9, 2009).
(13)	Effective November 5, 2009, Mr. Hiltz ceased to serve as an executive officer of ours due to his focus exclusively on our advisory business.
(14)	This amount reflects the cash portion of Mr. Hiltz’s 2009 and 2008 annual bonus. The Compensation Committee elected to pay the remainder of his 2009 annual bonus ($1,140,000) and 2008 annual bonus ($150,000) in RSUs, based on the fair market value of our shares on the grant date (February 4, 2010 and February 9, 2009, respectively).

Grants of Plan-Based Awards in 2009

Name	Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(1)
	Threshold (#)	Target (#)	Maximum (#)
Ralph L. Schlosstein	180,000	900,000	900,000	05/21/2009	—		9,081,000

Roger C. Altman				02/09/2009	79,334		1,000,005
				09/11/2009	294	(2)	7,440
				09/11/2009	376	(2)	9,520
				12/11/2009	322	(2)	9,331
				12/11/2009	411	(2)	11,913

Robert B. Walsh				09/11/2009	19	(2)	460
				12/11/2009	21	(2)	605

Eduardo Mestre				02/09/2009	130,901		1,650,007
				09/11/2009	202	(2)	5,111
				09/11/2009	620	(2)	15,708
				12/11/2009	222	(2)	6,427
				12/11/2009	678	(2)	19,660

Pedro Aspe				02/09/2009	43,634		550,007
				09/11/2009	136	(2)	3,422
				09/11/2009	207	(2)	5,236
				12/11/2009	149	(2)	4,325
				12/11/2009	227	(2)	6,573

William Hiltz				02/09/2009	11,901		150,012
				09/11/2009	300	(2)	7,597
				09/11/2009	57	(2)	1,428
				12/11/2009	329	(2)	9,529
				12/11/2009	63	(2)	1,819

(1)	The amounts in the column under “Grant Date Fair Value of Stock Awards” represent the grant date fair value of the awards, as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 17 to our audited financial statements included in our Form 10-K for 2009. The vesting terms of such awards are described in “—Outstanding Equity Awards at 2009 Fiscal Year-End” below.
(2)

Represents dividend equivalent units in the form of additional RSUs on all RSUs granted in respect of annual bonuses. Such additional RSUs will vest, and shares will be delivered in respect thereof, on the same terms as the original RSU grants to which they relate. See “—Compensation Discussion and Analysis - Principal Components of Executive Compensation” above. For administrative ease in dealing with our transfer agent and our stock plan administrator, equity awards based on dollar values which result in fractional shares are rounded up to the nearest whole share.

Outstanding Equity Awards at 2009 Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Ralph L. Schlosstein	900,000	(2)	$27,360,000
Roger C. Altman	142,738	(3)	4,339,235
Robert B. Walsh	54,767	(4)	1,664,917
Eduardo Mestre	643,423	(5)	19,560,059
Pedro Aspe	72,870	(6)	2,215,248
William Hiltz	563,874	(7)	17,141,770

(1)	The market value is based upon the closing price of our Class A common stock on December 31, 2009 ($30.40). With regard to the Evercore LP partnership units, because they are, under specified circumstances, exchangeable for shares of our Class A common stock on a one for one basis, the market value reflected above assumes for this purpose that one partnership unit has a fair market value equal to one share of Class A common stock.
(2)	This amount consists entirely of RSUs which vest on the 5th anniversary of the commencement of his employment with us, subject to his continuous employment through such date (or earlier, upon termination of Mr. Schlosstein’s employment without cause or for good reason or due to his death or disability (as such terms are defined in Mr. Schlosstein’s employment agreement)), if and to the extent the following performance conditions have by that time been satisfied: (1) 180,000 shares vest if our stock price has closed at or above $20 for 20 consecutive trading days; (2) 180,000 shares vest if our stock price has closed at or above $25 for 20 consecutive trading days; (3) 180,000 shares vest if our stock price has closed at or above $30 for 20 consecutive trading days; (4) 180,000 shares vest if our stock price has closed at or above $35 for 20 consecutive trading days; and (5) 180,000 shares vest if our stock price has closed at or above $40 for 20 consecutive trading days. As of December 31, 2009, the stock price condition for three tranches of the award representing 540,000 shares had been satisfied.
(3)	This amount consists of 141,337 RSUs and 1,401 dividend equivalents in the form of RSUs. 62,003 of the RSUs and 615 of the dividend equivalents vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSU (March 3, 2008) or upon the earlier occurrence of (a) a change of control, (b) the executive’s death, (c) termination of the executive due to disability and (d) the executive’s retirement. 79,334 of the RSUs and 786 of the dividend equivalents vest in four substantially equal installments on the first four anniversaries of the grant date of the underlying RSU (February 9, 2009) or upon the earlier occurrence of (a) a change in control, (b) the executive’s death, (c) termination of the executive due to disability and (d) the executive’s retirement.
(4)	This amount consists of 54,728 RSUs and 39 dividend equivalents in the form of RSUs. 50,891 of these RSUs vest in two equal installments on the third and fourth anniversaries of their grant date (June 29, 2007) or upon the earlier occurrence of (a) a change of control, (b) the executive’s death, (c) termination of the executive due to disability and (d) the executive’s retirement. 3,837 of the RSUs and 39 of the dividend equivalent units vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSU (March 3, 2008) or upon the earlier occurrence of (a) a change of control, (b) the executive’s death, (c) termination of the executive due to disability and (d) the executive’s retirement.
(5)

This amount consists of 468,214 unvested Evercore LP partnership units, 173,489 RSUs and 1,720 dividend equivalents in the form of RSUs. The Evercore LP partnership units vest ratably on December 31, 2011,

2012 and 2013 so long as Mr. Mestre remains employed with us, Evercore LP or their affiliates on such dates. In addition, 100% of the unvested Evercore LP partnership units held by Mr. Mestre vest upon our change in control or if Mr. Mestre dies or becomes disabled while in our employ. 42,588 of the RSUs and 423 of the dividend equivalents vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSU (March 3, 2008) or upon the earlier occurrence of (a) a change of control, (b) the executive’s death, (c) termination of the executive due to disability and (d) the executive’s retirement. 130,901 of the RSUs and 1,297 of the dividend equivalents will vest in four substantially equal installments on the first four anniversaries of the grant date of the underlying RSU (February 9, 2009) or upon the earlier occurrence of (a) a change in control, (b) the executive’s death, (c) termination of the executive due to disability and (d) the executive’s retirement.
(6)	This amount consists of 72,153 RSUs and 717 dividend equivalents in the form of RSUs. 28,519 of the RSUs and 284 of the dividend equivalents vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSU (March 3, 2008) or upon the earlier occurrence of (a) a change of control, (b) the executive’s death, (c) termination of the executive due to disability and (d) the executive’s retirement. 43,634 of the RSUs and 433 of the dividend equivalents vest in four substantially equal installments on the first four anniversaries of the grant date of the underlying RSU (February 9, 2009) or upon the earlier occurrence of (a) a change in control, (b) the executive’s death, (c) termination of the executive due to disability and (d) the executive’s retirement.
(7)	This amount consists of 487,919 unvested Evercore LP partnership units, 75,208 RSUs and 747 dividend equivalents in the form of RSUs. The Evercore LP partnership units vest ratably on December 31, 2011, 2012 and 2013 so long as Mr. Hiltz remains employed with us, Evercore LP or their affiliates on such dates. In addition, 100% of the unvested Evercore LP partnership units held by Mr. Hiltz vest upon our change in control or if Mr. Hiltz dies or becomes disabled while in our employ. 63,307 of the RSUs and 628 of the dividend equivalents vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSU (March 3, 2008) or upon the earlier occurrence of (a) a change of control, (b) the executive’s death, (c) termination of the executive due to disability and (d) the executive’s retirement. 11,901 of the RSUs and 119 of the dividend equivalents vest in four substantially equal installments on the first four anniversaries of the grant date of the underlying RSU (February 9, 2009) or upon the earlier occurrence of (a) a change in control, (b) the executive’s death, (c) termination of the executive due to disability and (d) the executive’s retirement.

Options Exercised and Stock Vested in 2009

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting
Roger C. Altman	20,668	(1)	$230,655
Robert B. Walsh	26,724	(2)	531,825
Eduardo Mestre	14,197	(1)	158,439
Pedro Aspe	9,507	(1)	106,098
William Hiltz	21,103	(1)	235,509

(1)	Represents shares of restricted Class A common stock that vested on March 3, 2009.
(2)	Represents 1,279 shares of restricted Class A common stock that vested on March 3, 2009 and 25,445 shares of restricted Class A common stock that vested on June 29, 2009.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide pension benefits or nonqualified deferred compensation.

Potential Payments Upon Termination of Employment or Change In Control

The following table describes the potential incremental payments and benefits to which our Named Executive Officers would be entitled upon termination of employment or a change in control. All calculations in this table are based on an assumed termination date of December 31, 2009 and the completion of a full fiscal year, and all defined terms are as defined in the respective employment agreements of each Named Executive Officer, which are summarized below under “—Employment Agreements.” The amounts shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as continuation of health care benefits through the end of the month of the termination of employment.

Name	Lump Sum Cash Severance Payment		2009 Fiscal Year Bonuses		Continuation of Medical Benefits		Accelerated Vesting of Equity Awards		Other		Total
	(dollars in thousands, except share data)
Roger C. Altman
•Termination due to death or disability	$—		$10,500	(1)	$—		$4,339	(2)	$—		$14,839
•Termination by us without “cause” or by the executive for “good reason” or if we elect not to extend term (“Qualifying Terminations”)	5,600	(3)	10,500	(1)	50	(4)	—		—		16,150
•Qualifying Termination within 6 months prior to or anytime following a change in control	8,400	(5)	10,500	(1)	75	(6)	4,339	(2)	8,256	(7)	31,570
•Change in control (regardless of whether executive’s employment terminates)	—		—		—		4,339	(2)	—		4,339

Ralph L. Schlosstein
•Termination due to death or disability or termination by us without “cause” or by the executive for “good reason”	—		2,500	(8)	—		31,416	(9)	—		33,916
•Change in control (regardless of whether executive’s employment terminates)	—		—		—		15,000	(10)	—		15,000

Robert B. Walsh
•Change in control (regardless of whether executive’s employment terminates) or the termination of the executive due to his death or disability	—		—		—		1,665	(11)	—		1,665

Eduardo Mestre
•Change in control (regardless of whether executive’s employment terminates) or the termination of the executive due to his death or disability	—		—		—		19,560	(12)	—		19,560

Pedro Aspe
•Termination due to death or disability	—		1,400	(13)	—		2,215	(14)	—		3,615
•Termination by us without “cause” or by the executive for “good reason” or if we elect not to extend term (“Qualifying Terminations”)	2,855	(15)	1,400	(13)	20	(4)	—		—		4,275
•Qualifying Termination within 6 months prior to or anytime following a change in control	4,282	(16)	1,400	(13)	31	(6)	2,215	(14)	2,084	(7)	10,012
•Change in control (regardless of whether executive’s employment terminates)	—		—		—		2,215	(14)	—		2,215

William Hiltz
•Change in control (regardless of whether executive’s employment terminates) or the termination of the executive due to his death or disability	—		—		—		17,142	(17)	—		17,142

(1)	This amount consists of Mr. Altman’s annual bonus for the 2009 fiscal year; Mr. Altman would otherwise be required to remain employed through the bonus payment date in order to receive these amounts. Note that up to 50% of the annual bonus payable to Mr. Altman could have been paid in the form of restricted securities, subject to time-based vesting over a period of up to four years, but we have assumed for illustrative purpose only that when paid in connection with a severance event, Mr. Altman would have been paid the entire annual bonus in cash with no grants of equity securities subject to vesting.

(2)	This amount represents the value of 142,738 otherwise unvested RSUs based on the closing price of our Class A common stock on December 31, 2009 ($30.40).
(3)	This amount is equal to two times the greater of: (a) the sum of (A) the executive’s base salary and (B) the executive’s average annual bonus for the three most recently completed fiscal years; or (b) the average of the aggregate amount of cash compensation payable to our three most highly paid executive officers in the fiscal year preceding the year of termination.
(4)	This amount represents the estimated present value of the employer-paid portion of premium payments for 24 months of medical, dental and vision insurance coverage.
(5)	This amount is equal to three times the greater of: (a) the sum of (A) the executive’s base salary and (B) the executive’s average annual bonus for the three most recently completed fiscal years; or (b) the average of the aggregate amount of cash compensation payable to our three most highly paid executive officers in the fiscal year preceding the year of termination.
(6)	This amount represents the estimated present value of the employer-paid portion of premium payments for 36 months of medical, dental and vision insurance coverage.
(7)	If payments or benefits provided to the executive in connection with a change in control result in an “excess parachute payment” excise tax being imposed on the executive, he is entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment. This amount represents the estimated gross-up payment that would be made to the executive in the event his employment is terminated by us without “cause” or by the executive for “good reason” on December 31, 2009, within six months prior to or anytime following a change in control.
(8)	This amount consists of Mr. Schlosstein’s annual bonus for the 2009 fiscal year; Mr. Schlosstein would otherwise be required to remain employed through the bonus payment date in order to receive these amounts. Note that up to 50% of the annual bonus payable to Mr. Schlosstein could have been paid in the form of restricted securities, subject to time-based vesting over a period of up to four years, but we have assumed for illustrative purpose only that when paid in connection with a severance event, Mr. Schlosstein would have been paid the entire annual bonus in cash with no grants of equity securities subject to vesting.
(9)	Of this amount, $16,416 represents the value of 540,000 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2009 ($30.40). Mr. Schlosstein’s remaining 360,000 RSUs will be forfeited as a result of the Company’s Class A common stock not reaching specified share price targets as of December 31, 2009. Of this amount, $15,000 represents the value of the lapse of the Company’s right to repurchase 1,391,466 Evercore LP partnership units from Mr. Schlosstein and the Trust based on the excess of the closing price of our Class A common stock on December 31, 2009 ($30.40) over the fair market value of the Evercore LP partnership units held by Mr. Schlosstein and the Trust as of December 31, 2009. The fair market value of the Evercore LP partnership units held by Mr. Schlosstein and the Trust as of December 31, 2009 is based on an independent valuation received by the Company at the time that Mr. Schlosstein and the Trust purchased the units.
(10)	This amount represents the value of the lapse of the Company’s right to repurchase 1,391,466 Evercore LP partnership units from Mr. Schlosstein and the Trust based on the excess of the closing price of our Class A common stock on December 31, 2009 ($30.40) over the fair market value of the Evercore LP partnership units held by Mr. Schlosstein and the Trust as of December 31, 2009. The fair market value of the Evercore LP partnership units held by Mr. Schlosstein and the Trust as of December 31, 2009 is based on an independent valuation received by the Company at the time that Mr. Schlosstein and the Trust purchased the units.
(11)	This amount represents the value of 54,767 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2009 ($30.40).
(12)	Of this amount, $14,234 represents the value of 468,214 otherwise unvested Evercore LP partnership units and $5,326 represents the value of 175,209 otherwise unvested RSUs, each based on the closing price of our Class A common stock on December 31, 2009 ($30.40). Because Evercore LP partnership units are, under specified circumstances, exchangeable for shares of our Class A common stock on a one-for-one basis, the fair market value of these Evercore LP partnership units is assumed for this purpose to be equal to the fair market value of our Class A common stock.
(13)	This amount consists of Mr. Aspe’s annual bonus for the 2009 fiscal year; Mr. Aspe would otherwise be required to remain employed through the bonus payment date in order to receive these amounts. Note that up to 50% of the annual bonus payable to Mr. Aspe could have been paid in the form of restricted securities, subject to time-based vesting over a period of up to four years, but we have assumed for illustrative purpose only that when paid in connection with a severance event, Mr. Aspe would have been paid the entire annual bonus in cash with no grants of equity securities subject to vesting.
(14)	This amount represents the value of 72,870 otherwise unvested RSUs based on the closing price of our Class A common stock on December 31, 2009 ($30.40).
(15)	This amount is equal to two times the greater of: (a) the sum of (A) the executive’s base salary and (B) the executive’s average annual bonus for the three most recently completed fiscal years; or (b) the cash compensation payable to our CEO in the fiscal year preceding the year of termination multiplied by 50.42%.
(16)	This amount is equal to three times the greater of: (a) the sum of (A) the executive’s base salary and (B) the executive’s average annual bonus for the three most recently completed fiscal years; or (b) the cash compensation payable to our CEO in the fiscal year preceding the year of termination multiplied by 50.42%.
(17)	Of this amount, $14,833 represents the value of 487,919 otherwise unvested Evercore LP partnership units and $2,309 represents the value of 75,955 otherwise unvested RSUs, each based on the closing price of our Class A common stock on December 31, 2009 ($30.40). Because Evercore LP partnership units are, under specified circumstances, exchangeable for shares of our Class A common stock on a one-for-one basis, the fair market value of these Evercore LP partnership units is assumed for this purpose to be equal to the fair market value of our Class A common stock.

Employment Agreements

Employment Agreements with Messrs. Altman and Aspe

We have entered into substantially similar employment agreements with each of Messrs. Altman and Aspe (each, for purposes of the summary of these two agreements only, an “Executive”). Pursuant to the terms of Mr. Altman’s employment agreement, Mr. Altman will serve automatic, successive one-year extensions expiring on August 16th of the relevant year, unless either party gives the other 60 days prior notice that the term will not be extended. Pursuant to the terms of Mr. Aspe’s employment agreement, Mr. Aspe serves as an SMD of Evercore LP, Co-Chairman of the Board, a director of the Board and chief executive officer of our principal Mexican operating subsidiary, for automatic, successive one-year extensions expiring on August 16th of the relevant year, unless either party gives the other 60 days prior notice that the term will not be extended.

Mr. Altman’s and Mr. Aspe’s employment agreements provide for an annual base salary of $500,000 and each Executive is entitled to an annual bonus as determined in the discretion of the Compensation Committee. Up to 50% of the annual bonus payable to the Executives may be payable in the form of our restricted securities, with such restricted securities vesting in four equal annual installments (or at such faster rate as may be applicable to restricted securities issued to our other SMDs, which would accelerate upon death, disability, change in control or retirement eligibility).

Pursuant to each employment agreement, if the Executive’s employment terminates prior to the expiration of the term due to his death or disability, the Executive would be entitled to receive (1) any base salary earned but unpaid through the date of termination; (2) reimbursement for any unreimbursed business expenses properly incurred by the Executive; (3) such employee benefits, if any, as to which the Executive may be entitled under our employee benefit plans (the payments and benefits described in (1) through (3) are referred to as the “accrued rights”); (4) lump sum payments equal to the Executive’s earned but unpaid annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, to be paid when such bonus would have otherwise been payable had Executive’s employment not terminated; and (5) a pro-rated portion of the annual bonus, calculated based on the number of months (and any fraction thereof) the Executive is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonus is payable, relative to 12 months.

If an Executive’s employment is terminated prior to the expiration of the term (or such extension thereof) by us without cause or by the Executive for good reason or if we elect not to extend the term (each a “qualifying termination”), the Executive would be entitled, subject to his compliance with specified restrictive covenants, to (A) a lump sum payment equal to two times (three times in the case of a qualifying termination that occurs on or following our change in control (as defined in the employment agreement)) the greater of (x) the sum of (1) his annual base salary and (2) his average annual bonus for the three most recently completed fiscal years and (y) in the case of Mr. Altman, the average of the aggregate amount of cash compensation payable to our three most highly paid executives in the most recently completed fiscal year, or, in the case of Mr. Aspe, 50.42% of the average annual cash compensation payable to Mr. Altman; (B) any accrued rights; (C) lump sum payments equal to the Executive’s earned but unpaid annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, to be paid when such bonuses would have otherwise been payable had Executive’s employment not terminated; and (D) pro-rated portion of the annual bonus, calculated based on the number of months (and any fraction thereof) the Executive is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonus is payable, relative to 12 months. The Executive would also be entitled to receive continued coverage for the Executive and his spouse and dependents under our medical plans for two years (three years in the case of a qualifying termination that occurs on or following our change in control), subject to payment by the Executive of the same premiums he would have paid during such period of coverage if he were an active employee. Any termination by us without cause within six months prior to the occurrence of our change in control would be deemed to be a termination of employment on the date of such change in control. The severance benefits payable to Messrs. Altman and Aspe are conditioned on their continued compliance with specified confidentiality, non-solicitation and proprietary information covenants following their termination of employment with us.

For purposes of the employment agreements of Messrs. Altman and Aspe, “cause” means the occurrence of: (1) the Executive’s breach of a material obligation under the governing documents of our entities, (2) the Executive’s conviction of, or plea of guilty or nolo contendere in respect of any felony, (3) the Executive’s perpetration of a fraud against us, (4) the Executive’s willful and continued failure to perform his duties to us or (5) any willful misconduct by the Executive which could reasonably have an adverse effect on his ability to function as our employee or on our business or reputation. For purposes of the employment agreements of Messrs. Altman and Aspe, “good reason” means: (1) our failure to pay the Executive’s base salary and annual bonus (if such amounts become payable to the Executive), (2) the failure to re-elect the Executive as a member of the Board, (3) any diminution in the Executive’s title or authority with us or (4) our failure to provide the Executive with the employee benefits or perquisites provided for in the employment agreement.

In the event of a termination of an Executive’s employment which is not a qualifying termination or a termination due to the Executive’s death or disability (including if the Executive resigns without good reason), the Executive would be entitled to receive any accrued rights.

The Executives also entered into confidentiality, non-solicitation and proprietary information agreements with us. Pursuant to the these agreements, the Executives are subject to a covenant not to (i) compete with us while employed and for twenty four months following his termination of employment for any reason and (ii) solicit our employees, consultants and certain actual and prospective clients while employed and for twelve months following his termination of employment for any reason, in each case, subject to certain specified exclusions.

If a dispute arises out of the employment agreement with the Executive, we would pay the Executive’s reasonable legal fees and expenses incurred in connection with such dispute if the Executive prevails in substantially all material respects on the issues presented for resolution.

In addition, for each of Messrs. Altman and Aspe, if payments or benefits provided to the Executive under an employment agreement or any other plan or agreement in connection with our change in control result in an “excess parachute payment” excise tax being imposed on the Executive, he would be entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment.

Employment Agreement with Mr. Schlosstein

Effective May 21, 2009, we entered into an employment agreement with Mr. Schlosstein. Pursuant to the terms of Mr. Schlosstein’s employment agreement, Mr. Schlosstein will serve as our CEO and as a member of the Board, for a term of five years. Mr. Schlosstein’s employment agreement provides for an annual base salary of $500,000 and a minimum 2009 annual incentive bonus for the portion of 2009 that he worked for us of $1,325,000, with subsequent years’ bonuses to be determined in the sole discretion of the Compensation Committee. Up to 50% of the annual incentive bonus payable to Mr. Schlosstein may be payable in the form of our restricted securities, with such restricted securities vesting based on the continued service of Mr. Schlosstein (currently contemplated to vest in four equal annual installments).

Pursuant to his employment agreement, if Mr. Schlosstein’s employment is terminated by us for cause or if Mr. Schlosstein resigns without good reason prior to the expiration of the term, Mr. Schlosstein would be entitled to receive the accrued rights (as defined above under “—Employment Agreements with Messrs. Altman and Aspe”).

If Mr. Schlosstein’s employment is terminated prior to the expiration of the term as a result of his death or disability, or by us without cause or by Mr. Schlosstein for good reason, in addition to the accrued rights, Mr. Schlosstein would be entitled to: (1) a lump sum payment equal to Mr. Schlosstein’s earned but unpaid annual incentive bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, to be paid when such bonus would have otherwise been payable had

Mr. Schlosstein’s employment not terminated; (2) a pro-rated portion of the annual incentive bonus, calculated based on the number of months (and any fraction thereof) Mr. Schlosstein is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonus is payable, relative to 12 months; (3) any restricted stock or RSUs granted to Mr. Schlosstein as payment of his annual incentive bonus will become fully vested; (4) the RSUs granted to Mr. Schlosstein in connection with his commencement of employment with us will become vested to the extent the applicable share price targets have been achieved; and (5) subject to the terms of our Partnership Agreement as amended, our option to repurchase Mr. Schlosstein’s Class B-3 Units of the Partnership and the restrictions on the ability to exchange such Class B-3 Units into shares of Class A common stock will each lapse. The benefits payable to Mr. Schlosstein are conditioned on his execution and delivery of a general release of claims against us and on his continued compliance with specified confidentiality, non-solicitation and proprietary information covenants following his termination of employment with us. For purposes of Mr. Schlosstein’s employment agreement, “cause” and “good reason” have substantially the same meanings as defined in Messrs. Altman’s and Aspe’s employment agreements, as described above.

In connection with his employment agreement, Mr. Schlosstein also entered into a confidentiality, non-solicitation and proprietary information agreement with us. Pursuant to this agreement, Mr. Schlosstein is subject to a covenant not to (i) compete with us while employed and for twelve months following his termination of employment for any reason and (ii) solicit our employees, consultants and certain actual and prospective clients while employed and for twelve months following his termination of employment for any reason, in each case, subject to certain specified exclusions. Notwithstanding the foregoing, in the event of a termination of Mr. Schlosstein’s employment without cause or for good reason, the non-competition and non-solicitation restrictions will only apply for six months if we elect to pay Mr. Schlosstein’s base salary and provide continued medical plan coverage during such period.

If a dispute arises out of the employment agreement with Mr. Schlosstein, we would pay Mr. Schlosstein’s reasonable legal fees and expenses incurred in connection with such dispute if he prevails in substantially all material respects on the issues presented for resolution.

Other Named Executive Officers

We have not entered into employment agreements with either Mr. Hiltz or Mr. Mestre and our letter agreement with Mr. Walsh has expired.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A issued in connection with our 2010 annual meeting of stockholders and in our Annual Report on Form 10-K for 2009.

Compensation Committee

Anthony N. Pritzker, Chairman

Curt Hessler

Francois de Saint Phalle

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 12, 2010, information regarding the beneficial ownership of Evercore LP partnership units and our Class A common stock and Class B common stock held by (1) each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding shares of Class A common stock or Class B common stock, (2) each of our directors, (3) each of our Named Executive Officers and (4) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, and thus the 8,264 shares of our Class A common stock that will vest and be delivered within 60 days of April 12, 2010 to certain individuals are deemed outstanding for calculating the percentage of outstanding shares of the person holding such shares, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon (1) 17,076,800 shares of our Class A common stock issued and outstanding, (2) 17,390,710 Evercore LP partnership units outstanding excluding partnership units held by Evercore Partners Inc. and (3) 55 shares of our Class B common stock issued and outstanding as of April 12, 2010. All holders of Evercore LP partnership units hold one or more shares of our Class B common stock other than Trilantic Capital Partners, which holds 500,000 Evercore LP Class B-4 partnership units. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Evercore Partners, 55 East 52nd Street, 38th floor, New York, New York 10055.

Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned		Evercore LP Partnership Units Beneficially Owned†		Shares of Class B Common Stock Beneficially Owned
	Number of Shares of Class A Common Stock	Percentage of Class A Common Stock	Number of Evercore LP Units	Percentage of Evercore LP Units	Number of Shares of Class B Common Stock Beneficially Owned††	Percentage of Combined Voting Power of Evercore Partners Inc.
Principal Stockholders

5% Stockholders
BlackRock(1)	1,203,332	7.0%	—	—	—	3.5%
FMR, LLC(2)	2,116,814	12.4%	—	—	—	6.2%
TimesSquare Capital Management, LLC(3)	974,100	5.7%	—	—	—	2.9%

Directors
Roger Altman(4)	40,905	*	2,254,470	13.0%	4	6.8%
Pedro Aspe(5)	21,276	*	117,291	*	2	*
Richard I. Beattie(6)	17,150	*	—	—	—	*
Francois de Saint Phalle(7)	54,447	*	—	—	—	*
Gail Block Harris(8)	29,447	*	—	—	—	*
Curt Hessler(9)	9,447	*	—	—	—	*
Anthony N. Pritzker(10)	116,447	*	—	—	—	*
Ralph L. Schlosstein(11)	—	—	1,391,466	8.0%	2	4.1%

Named Executive Officers who are not Directors
Eduardo Mestre(12)	—	—	881,858	5.1%	2	2.6%
Robert Walsh(13)	17,335	*	—	—	—	—
William Hiltz(14)	—	—	961,698	5.5%	2	2.8%
Directors and Executive Officers as a Group (12 Persons)	1,198,763	7.0%	4,769,885	27.4%	12	17.6%

*	Less than 1%.
(†)

The partnership units of Evercore LP are exchangeable for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Beneficial ownership of partnership units of Evercore LP reflected in this table has not also been reflected as beneficial ownership of the shares of our Class A common stock for which such units may be exchanged.
(††)	Each holder of Class B common stock, as such, is entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each Evercore LP partnership unit held by such holder.
(1)	Based on information set forth in Schedule 13G, dated January 29, 2010, filed with the SEC by BlackRock. BlackRock’s address is 40 East 52 nd Street, New York, NY 10022.
(2)	Based on information set forth in Schedule 13G/A, dated February 16, 2010 (the “FMR 13G/A”), filed with the SEC by FMR LLC and Edward C. Johnson 3d (the “FMR Reporting Persons”). The address of the FMR Reporting Persons is 82 Devonshire Street, Boston, MA 02109. The FMR 13G/A discloses that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 2,116,814 shares of our Class A common stock as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,116,814 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ boards of trustees.
(3)	Based on information set forth in Schedule 13G, dated February 11, 2009, filed with the SEC by TimesSquare Capital Management, LLC (“TimesSquare”), a registered investment advisor. TimeSquare’s address is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036.
(4)	Some of the Evercore LP partnership units and shares of Class B common stock listed as beneficially owned by Mr. Altman are held by trusts benefiting his family. Mr. Altman disclaims beneficial ownership of the Evercore LP partnership units and shares of Class B common stock held by these trusts. Does not include 288,429 unvested RSUs granted to Mr. Altman under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(5)	Includes 117,290 Evercore LP partnership units and one share of Class B common stock held by a trust over which Mr. Aspe has voting power that are for the economic benefit of certain directors and employees of Protego. Mr. Aspe disclaims beneficial ownership of the Evercore LP partnership units and share of Class B common stock held by this trust. Does not include 1,105,718 Evercore LP partnership units and one share of Class B common stock held by a trust over which Mr. Aspe does not have voting or investment power, that are for the benefit of Mr. Aspe, members of his family, and certain charitable organizations. Does not include 68,481 unvested RSUs granted to Mr. Aspe under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(6)	Does not include 1,619 unvested RSUs granted to Mr. Beattie under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(7)	Includes 2,066 unvested RSUs granted to Mr. de Saint Phalle under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(8)	Includes 2,066 unvested RSUs granted to Ms. Harris under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(9)	Includes 2,066 unvested RSUs granted to Mr. Hessler under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(10)	Includes 112,000 shares of Class A common stock owned by New World Opportunity Partners II, LLC, a Delaware limited liability company (“NWOP II”). Mr. Pritzker may be deemed to control NWOP II by virtue of Mr. Pritzker being the manager of NWOP II. Mr. Pritzker expressly disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein. Includes 2,066 unvested RSUs granted to Mr. Pritzker under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(11)	These Evercore LP partnership units are held in trust for the benefit of Mr. Schlosstein’s family. Mr. Schlosstein disclaims beneficial ownership of these partnership units, and the filing of this report is not an admission that Mr. Schlosstein is the beneficial owner of these partnership units for the purposes of Section 16 or for any other purpose. Does not include 944,295 unvested RSUs granted to Mr. Schlosstein under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(12)	Includes 468,214 unvested Evercore LP partnership units that are subject to forfeiture and re-allocation or cancellation as described in “RELATED PERSON TRANSACTIONS AND OTHER

INFORMATION—Evercore LP Partnership Agreement.” Does not include 208,200 unvested RSUs that Mr. Mestre does not have the power to vote, granted to Mr. Mestre under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(13)	Does not include 68,837 unvested RSUs and 24,868 vested RSUs that Mr. Walsh does not have the power to vote, granted to Mr. Walsh under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(14)	Includes 487,919 unvested Evercore LP partnership units that are subject to forfeiture and re-allocation or cancellation as described in “RELATED PERSON TRANSACTIONS AND OTHER INFORMATION—Evercore LP Partnership Agreement.” Does not include 92,366 unvested RSUs that Mr. Hiltz does not have the power to vote, granted to Mr. Hiltz under the Evercore Partners Inc. 2006 Stock Incentive Plan.

In addition, we entered into a series of agreements with Mizuho Corporate Bank, Ltd. (“Mizuho”) and some of its affiliates which provided for, among other matters, the issuance of a warrant to purchase 5,454,545 shares of Class A common stock at $22.00 per share, the exercise of which is subject to a number of restrictions. Neither Mizuho nor any of its affiliates may exercise the warrant other than contemporaneously with or immediately prior to a transfer of all shares of Class A common stock issued pursuant to such exercise and on the condition that Mizuho or its affiliates, as applicable, has entered into a binding agreement to effectuate such transfer to an unaffiliated person and completes such transfer. Mizuho also agreed to not transfer the warrant or shares of Class A common stock underlying the warrant until either (a) after August 16, 2012 or (b) if the strategic alliance agreement between Mizuho and Evercore is terminated, the later of the third anniversary of the issuance of the warrant or one year following such termination.

REPORT OF THE AUDIT COMMITTEE

The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter which can be found on our website, www.evercore.com, under the Investor Relations link. The Audit Committee has:

•	selected the independent registered public accounting firm to audit our books and records;

•

reviewed and discussed our audited financial statements for 2009 with management and with Deloitte & Touche, our independent registered public accounting firm, and has held, as appropriate, executive sessions with Deloitte & Touche, in each case without the presence of management;

•

discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality of our accounting principles, the reasonableness of management’s significant judgments and the clarity of disclosures in the financial statements; and

•

received from Deloitte & Touche the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche its independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of:

•

our management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports; and

•

the independent registered public accounting firm, which is engaged to audit and report on our and our subsidiaries’ consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting, and the effectiveness of our internal control over financial reporting.

Based on these reviews and discussions, and the reports of the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Form 10-K for 2009 for filing with the SEC.

Audit Committee:

Curt Hessler, Chairman

Gail Block Harris

Francois de Saint Phalle

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche served as our independent registered public accounting firm for 2009. Our Audit Committee has selected Deloitte & Touche as our independent registered public accounting firm to perform the audit of our consolidated financial statements for 2010, as well as an audit of our internal control over financial reporting for 2010. Representatives of the firm of Deloitte & Touche are expected to be present at our annual meeting of stockholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The appointment of Deloitte & Touche as our independent registered public accounting firm will be submitted to our stockholders for ratification at the annual meeting. Our Board recommends that the stockholders ratify the selection of Deloitte & Touche as our independent registered public accounting firm. The submission of the appointment of Deloitte & Touche is required neither by law nor by our bylaws. Our Board is nevertheless submitting it to our stockholders to ascertain their views. If our stockholders do not ratify the appointment, the selection of another independent registered public accounting firm will be considered by our Board.

Audit Fees

The following table sets forth approximate aggregate fees billed to us for the years ended December 31, 2009 and 2008 by Deloitte & Touche:

	2009	2008
	(in thousands)
Audit Fees	$1,820	$1,387
Audit-Related Fees	138	70
Tax Fees	—	74
All Other Fees	—	—

Total	$1,958	$1,531

Audit fees include fees for the audit of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes Oxley Act, professional services rendered for the audit and quarterly review of our consolidated financial statements, consents, registration statements, statutory and regulatory filings in the United States, United Kingdom and Mexico, issuance of a SAS 70 Type 1 report and assistance with various review of documents filed with the SEC.

Audit Related fees include fees for assurance and related services related to due diligence involving mergers and acquisitions, accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax fees include fees for services related to tax compliance, tax planning and tax advice.

Pre-Approval Policies and Procedures

Our Audit Committee does not permit the engagement of our auditors without pre-approval by the Audit Committee. The engagement of Deloitte & Touche for non-audit accounting and tax services is limited to circumstances where these services are considered integral to the audit services that Deloitte & Touche provides or where there is another compelling rationale for using Deloitte & Touche. All audit, audit-related and permitted non-audit services for which Deloitte & Touche was engaged for the years ended December 31, 2008 and 2009 were pre-approved by the Audit Committee in compliance with applicable SEC requirements.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

In order for a stockholder proposal to be included in our proxy statement to be issued in connection with our 2011 annual meeting, that proposal must be received by our Corporate Secretary no later than December 27, 2010 (which is 120 calendar days before the anniversary of the date this Proxy Statement was first mailed to stockholders). If that proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the proxy card issued for that annual meeting.

In addition to including their proposal in our proxy materials, stockholders may wish to submit proposals at the 2011 annual meeting, but in order for such proposals to be deemed timely, such proposals must be received by our Corporate Secretary at our principal executive offices (A) no earlier than February 8, 2011 and no later than March 10, 2011 or (B) in the event that our 2011 annual meeting of stockholders is held prior to May 19, 2011 or after August 17, 2011, notice by the stockholder must be so received not earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact our Corporate Secretary by writing to Evercore Partners Inc., Attention: Corporate Secretary, 55 East 52nd Street, 38th floor, New York, New York 10055, by calling (212) 857-3100 or by sending an email to investorrelations@evercore.com. If you want to receive separate copies of the proxy statement or the annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us.

OTHER MATTERS

Our Board does not know of any other matters that are to be presented for action at the annual meeting. Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Adam B. Frankel

Secretary

Dated: April 26, 2010

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐
1.	Election of Directors
Nominees
01	Roger C. Altman 02 Pedro Aspe	03 Richard I. Beattie		04 F. de Saint Phalle	05 Gail B. Harris
06	Curt Hessler 07 Anthony N. Pritzker	08 Ralph L. Schlosstein
The Board of Directors recommends you vote FOR the following proposal (s):					For	Against	Abstain
2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.				☐	☐	☐

Note:	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

EVERCORE PARTNERS 2010 Annual Meeting of Stockholders Admission Ticket
Time:	Tuesday, June 8, 2010 9:00 am (local time)
Place:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017
Admission:	Valid admission ticket and photo identification required for attendance.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.
EVERCORE PARTNERS INC. Annual Meeting of Stockholders June 8, 2010 9:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Adam B. Frankel and Ralph L. Schlosstein, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of EVERCORE PARTNERS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 09:00 AM EDT on June 8, 2010, at Simpson Thacher & Bartlett LLP, 425 Lexington Ave, New York, NY 10017, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

The stockholder(s) acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting and Proxy Statement describing more fully the matters set forth herein.

Continued and to be signed on reverse side